UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
Kalaris Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

KALARIS THERAPEUTICS, INC.

628 Middlefield Rd.

Palto Alto, California 94301

(650) 249-2727

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, August 12, 2025

Dear Stockholder:

You are cordially invited to the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) of Kalaris Therapeutics, Inc. The 2025 Annual Meeting will be held exclusively via the Internet in a virtual meeting format at www.proxydocs.com/KLRS on Tuesday, August 12, 2025 at 11:30 a.m. Eastern Time. At the meeting, the stockholders will consider and vote on the following matters:

1.

The election of two Class II directors, Srinivas Akkaraju, M.D., Ph.D., and Andrew Oxtoby, each to serve for a three-year term expiring at the 2028 annual meeting of stockholders and until his respective successor has been duly elected and qualified;

2.	The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and

3.	The transaction of any other business that may properly come before the 2025 Annual Meeting or any adjournment or postponement thereof.

You may attend the 2025 Annual Meeting online at www.proxydocs.com/KLRS, where you will be able to vote your shares electronically during the meeting and submit questions during the meeting. Stockholders will not be able to attend the 2025 Annual Meeting in person and will be able to attend the meeting only via the webcast. In order to attend the 2025 Annual Meeting online, you must register in advance at www.proxydocs.com/KLRS prior to the commencement of the 2025 Annual Meeting. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the 2025 Annual Meeting and to vote and submit questions during the 2025 Annual Meeting. Please follow the instructions found on your Notice Regarding the Availability of Proxy Materials, proxy card and/or voting instruction card and other subsequent instructions that will be delivered to you via email.

Stockholders of record at the close of business on June 25, 2025 will be entitled to notice of and to vote at the 2025 Annual Meeting or any adjournment or postponement thereof.

A list of registered stockholders as of the close of business on the record date will be available for examination by any stockholder for any purpose germane to the 2025 Annual Meeting during normal business hours at our principal executive offices at 628 Middlefield Rd., Palo Alto, California 94301 during the 10-day period ending on the day before the 2025 Annual Meeting. We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet expedites stockholders’ receipt of proxy materials, lowers costs and reduces the environmental impact of our annual meeting.

We encourage all stockholders to attend the 2025 Annual Meeting online. However, whether or not you plan to attend the 2025 Annual Meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. Please review the instructions on each of your voting options described in the proxy statement.

By the Order of the Board of Directors,

Andrew Oxtoby

President and Chief Executive Officer

Palo Alto, California

July 1, 2025

Important Notice Regarding Internet Availability of Proxy Materials for the 2025 Annual Meeting of Stockholders to be Held on August 12, 2025: The proxy materials and our 2024 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are available at www.proxydocs.com/KLRS. These documents are also available to any stockholder who wishes to receive a paper copy by visiting www.proxydocs.com/KLRS, calling 1-866-648-8133 or emailing paper@investorelections.com. Any requests for a paper copy of these documents should be received by August 1, 2025, in order to ensure timely delivery.

KALARIS THERAPEUTICS, INC.

628 Middlefield Rd.

Palto Alto, California

(650) 249-2727

PROXY STATEMENT

2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, August 12, 2025

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement contains information about our 2025 Annual Meeting of Stockholders, or the Annual Meeting. The meeting will be held on Tuesday, August 12, 2025 at 11:30 a.m. Eastern Time. The Annual Meeting will be held exclusively via the Internet in a virtual meeting format at www.proxydocs.com/KLRS. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. Except where the context otherwise requires, references to “Kalaris,” “the Company,” “we,” “us,” “our” and similar terms refer to Kalaris Therapeutics, Inc. References to our website are inactive textual references only and the contents of our website are not incorporated by reference into this proxy statement.

Unless otherwise noted, references to shares of common stock outstanding and per share amounts in this proxy statement give effect to a 1-for-23 reverse stock split of our common stock that became effective as of 4:05 p.m. Eastern Time on January 15, 2025, or the Reverse Stock Split.

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by our board of directors for use at the Annual Meeting and at any adjournment or postponement of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions, your proxy will be voted in accordance with the recommendations of our board of directors. We are making this proxy statement, the related proxy card and our annual report to stockholders for the fiscal year ended December 31, 2024, or our 2024 Annual Report, available to stockholders for the first time on or about July 1, 2025.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Kalaris Therapeutics, Inc., 628 Middlefield Rd., Palo Alto, California 94301 or by calling 650-249-2727 or by emailing ir@kalaristx.com. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are also available on the SEC’s website at www.sec.gov.

EXPLANATORY NOTE

Prior to March 18, 2025, we were a late-stage clinical allogenic T cell immunotherapy company known as AlloVir, Inc., or AlloVir. On March 18, 2025, we completed our merger with privately held Kalaris Tx, Inc. (formerly Kalaris Therapeutics, Inc.), a Delaware corporation, or Legacy Kalaris, in accordance with the terms of the Agreement and Plan of Merger, dated as of November 7, 2024, or the Merger Agreement, that we entered into with Legacy Kalaris and Aurora Merger Sub, Inc., a Delaware corporation and our wholly owned subsidiary, or Merger Sub. Pursuant to the terms of the Merger Agreement, Merger Sub merged within and into Legacy Kalaris, with Legacy Kalaris continuing as our wholly owned subsidiary and the surviving corporation of the Merger, or the Merger.

At the closing of the Merger, we issued shares of our common stock to Legacy Kalaris securityholders (including holders of Legacy Kalaris convertible notes) based on an agreed upon exchange ratio., each award of restricted shares of Legacy Kalaris common stock because exchangeable for the right to receive a number of shares of our restricted common stock based on the agreed upon exchange ratio, and each option to purchase Legacy Kalaris common stock became an option to purchase our common stock, subject to adjustment in accordance with the agreed upon exchange ratio.

At the closing of the Merger, we issued an aggregate of 13,634,744 shares of our common stock to Legacy Kalaris securityholders (including holders of Legacy Kalaris convertible notes), based on the exchange ratio set forth in the Merger Agreement, resulting in approximately 18,702,413 shares of our common stock being issued and outstanding immediately following the effective time of the Merger.

Pursuant to the Merger Agreement, we changed our name from “AlloVir, Inc.” to “Kalaris Therapeutics, Inc.” Following the completion of the Merger, we became a clinical stage biopharmaceutical company focused on developing and commercializing innovative therapeutics aimed at becoming the standard of care for prevalent retinal disease for which there is a major unmet medical need. In connection with the closing of the Merger, our stock began trading on the Nasdaq Global Market under the symbol “KLRS.”

This proxy statement includes certain historical information relating to the AlloVir board of directors, executive officers and governance arrangements prior to the completion of the Merger. This proxy statement also includes certain disclosures concerning our board of directors and officers currently in office.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why do I have access to these materials?

A.

We have made these proxy materials available to you because our board of directors is soliciting your proxy to vote at the Annual Meeting to be held on August 12, 2025 at 11:30 a.m. Eastern Time, including at any adjournments or postponements of the meeting. As a holder of common stock as of the close of business on June 25, 2025, you are invited to attend the Annual Meeting online and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under the rules adopted by the SEC and that is designed to assist you in voting your shares.

Q.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.

In accordance with SEC rules, we have elected to provide access to our proxy materials, including this proxy statement and our 2024 Annual Report, over the Internet. Accordingly, we plan to send a Notice Regarding the Availability of Proxy Materials, or the Notice, to our stockholders of record entitled to vote at the Annual Meeting with instructions for accessing the proxy materials. We plan to mail the Notice on or about July 1, 2025 to all stockholders entitled to vote at the Annual Meeting.

All stockholders entitled to vote at the Annual Meeting will have the ability to access the proxy materials by visiting the website referred to in the Notice, www.proxydocs.com/KLRS. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. The Notice also contains instructions on how to request to receive a printed set of the proxy materials. You may request a paper copy of the proxy materials by emailing paper@investorelections.com or by calling 1-866-648-8133. Any requests for a paper copy of the proxy materials should be received by August 1, 2025, in order to ensure timely delivery.

The Notice also identifies the date and time of, and web address for, the Annual Meeting; the matters to be acted upon at the meeting and our board of directors’ recommendation with regard to each matter; a toll-free telephone number and an e-mail address for stockholders to request to receive, free of charge, a paper or e-mail copy of the proxy statement, our 2024 Annual Report, and a form of proxy card relating to the Annual Meeting; and information on how to access and vote the form of proxy card.

Q.	Can I vote my shares by filling out and returning the Notice?

A.

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote over the Internet or by telephone or by requesting and returning a printed proxy card. The Notice also provides instructions on how to register to vote online during the Annual Meeting.

Q.	What does it mean if I receive more than one Notice?

A.

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Q.	What is the purpose of the Annual Meeting?

A.	At the Annual Meeting, stockholders will consider and vote on the following matters:

(1)

The election of two Class II directors, Srinivas Akkaraju, M.D., Ph.D., and Andrew Oxtoby, each to serve for a three-year term expiring at the 2028 annual meeting of stockholders and until his respective successor has been duly elected and qualified (Proposal No. 1).

(2)	The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal No. 2).

(3)	The transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Q.	Why is the Annual Meeting of stockholders a virtual, online meeting?

A.

The Annual Meeting will be held as a virtual meeting of stockholders where stockholders will participate by accessing a website using the Internet. There will not be a physical meeting location. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world. We have designed the format of the Annual Meeting to provide stockholders substantially the same rights and opportunities to participate as they would have at an in-person meeting.

Q.	How do I virtually attend the Annual Meeting?

A.

We will host the Annual Meeting live online via webcast. In order to attend the Annual Meeting online, you must register at www.proxydocs.com/KLRS prior to the commencement of the Annual Meeting. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. Please follow the instructions found on your Notice, proxy card and/or voting instruction card and other subsequent instructions that will be delivered to you via email. Online registration for the Annual Meeting will begin on or around July 1, 2025.

The webcast of the Annual Meeting will start at 11:30 a.m., Eastern Time, on Tuesday, August 12, 2025. Instructions on how to attend and participate in the meeting online will be sent to you via email, upon completing your registration.

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulty accessing, or during, the Annual Meeting, please call the support team at the numbers listed on the web portal at the time of the Annual Meeting.

Q.	Who can vote?

A.

Only stockholders of record at the close of business on June 25, 2025, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. On this record date, there were 18,702,418 shares of our common stock outstanding. Common stock is our only class of stock outstanding.

Q.	How many votes do I have?

A.	Each share of our common stock that you own as of the record date, June 25, 2025, entitles you to one vote on each matter that is voted on.

Q.	Is my vote important?

A.

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions, choose the way to vote that is the easiest and most convenient for you and cast your vote as soon as possible.

Q.	How do I vote?

A.	If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, brokerage firm or other nominee, you may vote:

(1) Over the Internet: To vote over the Internet prior to the Annual Meeting, please go to the following website: www.proxypush.com/KLRS, and follow the instructions at that site for submitting your proxy electronically. If you vote over the Internet, you do not need to complete and mail your proxy card or vote your proxy by telephone. Your vote must be received by 11:59 p.m., Eastern Time on August 11, 2025 to be counted.

(2) By Telephone: To vote by telephone, please call 1-866-314-3599, and follow the instructions provided on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card or vote your proxy over the Internet. Your vote must be received by 11:59 p.m., Eastern Time on August 11, 2025 to be counted.

(3) By Mail: To vote by mail, you must request printed proxy materials, including a proxy card, and complete, sign and date the proxy card and return it promptly in the postage prepaid envelope provided. If you vote by mail, you do not need to vote over the Internet or by telephone. Your proxy card must be received by August 11, 2025 to be counted.

(4) Online During the Annual Meeting: You may attend and vote at the Annual Meeting online at www.proxydocs.com/KLRS, where you will be able to vote electronically during the Annual Meeting. In order to attend, you must register at www.proxydocs.com/KLRS prior to the commencement of the Annual Meeting. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. If you vote by proxy prior to the Annual Meeting and choose to attend the Annual Meeting online, there is no need to vote again during the Annual Meeting unless you wish to change your vote.

If your shares are held in “street name,” meaning they are held for your account by an intermediary, such as a bank, brokerage firm or other nominee, then you are deemed to be the beneficial owner of your shares and the bank, brokerage firm or other nominee that actually holds the shares for you is the record holder and is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, as well as voting instructions, should have been forwarded to you by the bank, brokerage firm or other nominee that holds your shares. In order to vote your shares, you will need to follow the instructions that your bank, brokerage firm or other nominee provides you. Many brokerage firms solicit voting instructions over the Internet or by telephone.

You are welcome to virtually attend the Annual Meeting if your shares are held in street name, however, you must register in advance at www.proxydocs.com/KLRS. You must also obtain a legal proxy executed in your favor from the holder of record (i.e., your bank, brokerage firm or other nominee) to vote shares held in street name during the Annual Meeting. A legal proxy is not the form of proxy included with this proxy statement. If you hold your shares in “street name,” you must request a legal proxy from your bank, brokerage firm or other nominee to vote during the Annual Meeting. Further instructions will be provided to you as part of your registration process.

Q.	Can I change my vote?

A.	If you are the “record holder” of your shares, you may revoke your proxy and change your vote by following one of the below procedures:

(1) Vote over the Internet or by telephone as instructed above under “Over the Internet” and “By Telephone.” Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time on August 11, 2025.

(2) Sign and complete a new proxy card and send it by mail in the postage prepaid envelope provided. Mediant Communications, Inc. must receive the proxy card no later than August 11, 2025. Only your latest dated proxy card will be counted.

(3) Virtually attend the Annual Meeting online and vote online as instructed above, which will have the effect of revoking any previously submitted proxy. Attending the Annual Meeting alone will not revoke your Internet vote, telephone vote or proxy submitted by mail, as the case may be.

(4) Give our Secretary written notice before the Annual Meeting that you want to revoke your proxy. Such written notice should be sent to Kalaris Therapeutics, Inc., Attention: Secretary, 628 Middlefield Rd., Palo Alto, California 94301.

If your shares are held in “street name,” you may submit new voting instructions with a later date by contacting your bank, brokerage firm or other nominee and following their instructions. You may also vote virtually at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy as described in the answer to the question “How do I vote?” above.

Attending the Annual Meeting alone will not revoke your proxy.

Q.	Will my shares be voted if I do not return my proxy?

A.

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone or by returning your proxy card by mail or online while virtually attending the Annual Meeting.

If your shares are held in “street name,” your brokerage firm may under certain circumstances vote your shares if you do not return your voting instructions. Brokerage firms can vote customers’ unvoted shares on discretionary matters but they are not allowed to vote your shares with respect to certain non-discretionary items. If you do not return voting instructions to your brokerage firm to vote your shares, your brokerage firm may, on discretionary matters, either vote your shares or leave your shares unvoted.

Proposal No. 1, the election of two Class II directors, is not considered a discretionary matter. If you do not instruct your brokerage firm how to vote with respect to this proposal, your brokerage firm may not vote your shares with respect to this proposal and your shares instead will be counted as “broker non-votes” with respect to this proposal. “Broker non-votes” occur when your bank, brokerage firm or other nominee submits a proxy for your shares (because the bank, brokerage firm or other nominee has received instructions from you on one or more proposals, but not all proposals, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the bank, brokerage firm or other nominee either does not have the authority to vote on that proposal and has not received voting instructions from you or has discretionary authority but chooses not to exercise it. Proposal No. 2, the ratification of the selection of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, is considered a discretionary matter. If you do not instruct your brokerage firm how to vote with respect to this proposal, your brokerage firm may vote your shares on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name. We encourage you to provide voting instructions to your brokerage firm or other nominee. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your brokerage firm or other nominee about how to submit your voting instructions.

Q.	How many shares must be represented to hold the Annual Meeting?

A.

A quorum is needed to hold a valid Annual Meeting. A quorum will be present if the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting are present at the virtual Annual Meeting either “in person” virtually or represented by proxy. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, by mail or virtually at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares that are counted as broker non-votes. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

The presence at the Annual Meeting, virtually or by proxy, of holders representing a majority of the outstanding shares of our common stock as of the record date, June 25, 2025, or approximately 9,351,210 shares, constitutes a quorum at the meeting and permits us to conduct the business of the meeting.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal No. 1-Election of Directors

A nominee will be elected as a director at the Annual Meeting if the nominee receives FOR votes representing a plurality of the votes properly cast on the election of directors. You may:

•	vote FOR both nominees;

•	vote FOR one nominee and WITHHOLD your vote from the other nominee; or

•	WITHHOLD your vote from both nominees.

Votes that are withheld and broker-non votes will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal No. 2-Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of the holders of shares of our common stock representing a majority of the votes properly cast on the matter is required for the ratification of the selection of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Abstentions and broker non-votes (if any) will not be counted as votes cast on this matter and, as a result, will have no effect on the outcome of Proposal No. 2.

Although stockholder approval of our audit committee’s selection of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our audit committee will reconsider its selection of Deloitte and Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025.

Q.	How does the board of directors recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

•

FOR the election of each of the Class II directors, Srinivas Akkaraju, M.D., Ph.D., and Andrew Oxtoby, each to serve for a three-year term expiring at the 2028 annual meeting of stockholders and until his respective successor is duly elected and qualified; and

•	FOR the ratification of the selection of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Q.	Are there other matters to be voted on at the Annual Meeting?

A.

We do not know of any matters that may come before the Annual Meeting other than the election of our directors and the ratification of the selection of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Who will count the votes?

A.	The votes will be counted, tabulated and certified by Mediant Communications, Inc.

Q.	How can I find out the results of the voting at the Annual Meeting?

A.

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election and published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

Q.	How do I submit a question at the Annual Meeting?

A.

If you wish to submit a question prior to the Annual Meeting, you must register to attend the Annual Meeting. You can visit www.proxydocs.com/KLRS and follow the instructions for registering to attend the Annual Meeting and for submitting a question. If you wish to submit a question during the Annual Meeting, you may log into the virtual meeting platform using the link provided to you via email following the completion of your registration process. Our virtual meeting will be governed by our Rules of Conduct and Procedures, which will be posted at www.proxydocs.com/KLRS during the meeting.

Q.	How and when may I submit a stockholder proposal, including a stockholder nomination for director for the 2026 annual meeting?

A.

Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to our board of directors may do so by delivering a written recommendation to the Secretary at 628 Middlefield Rd., Palo Alto, California 94301 not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the one-year anniversary of the preceding year’s annual meeting. Submissions must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). We may require any proposed nominee to furnish such other information as we may reasonably require in determining the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Q.	Who is paying the costs of soliciting these proxies?

A.

We will pay all of the costs of soliciting proxies. Our directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or email. We will pay our directors, officers and other employees no additional compensation for these services. We will ask banks, brokerage firms and other nominees to forward these proxy materials to their principals and to obtain authority to execute proxies. We may reimburse them for their expenses.

Q.	Whom should I contact if I have any questions?

A.

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact Kalaris Therapeutics, Inc. at 628 Middlefield Rd., Palo Alto, California 94301, telephone: (650) 249-2727, e-mail: ir@kalaristx.com.

Implications of Being an “Emerging Growth Company” and a “Smaller Reporting Company”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and may remain an emerging growth company until December 31, 2025 or until such earlier time as we have more than $1.235 billion in annual revenue, we become a “large accelerated filer” under SEC rules, or we issue more than $1 billion of non-convertible debt over a three-year period. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include reduced disclosure obligations regarding executive compensation. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We may take advantage of some or all of these exemptions until such time as we are no longer an emerging growth company. We have taken advantage of certain reduced reporting obligations in this proxy statement. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates was less than $700 million as of the last business day of our most recently completed second fiscal quarter and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not applicable to a smaller reporting company.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

In accordance with the terms of our restated certificate of incorporation and amended and restated by-laws, our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. As a result, only one class of our directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Vacancies on our board of directors may be filled by persons elected solely by the affirmative vote of a majority of the remaining directors. A director elected by our board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our board of directors currently consists of eight members. The members of the classes are divided as follows:

•	the Class I directors are Anthony Adamis, M.D., Michael Dybbs, Ph.D., and Morana Jovan-Embiricos, Ph.D., and their term will expire at the annual meeting of stockholders to be held in 2027;

•	the Class II directors are Srinivas Akkaraju, M.D., Ph.D., and Andrew Oxtoby, and their term expires at the Annual Meeting; and

•	the Class III directors are Napoleone Ferrara, M.D., David Hallal and Leone Patterson, and their term will expire at the annual meeting of stockholders to be held in 2026.

Our board of directors has nominated Srinivas Akkaraju, M.D., Ph.D., and Andrew Oxtoby for election as directors at the Annual Meeting. Each of Dr. Akkaraju and Mr. Oxtoby is presently a director and has indicated a willingness to continue to serve as director, if elected. Unless otherwise instructed, proxies will be voted for Dr. Akkaraju and Mr. Oxtoby. In the event that Dr. Akkaraju or Mr. Oxtoby is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), your proxy will be voted for any nominee who is designated by our board of directors to fill the vacancy. Upon closing of the Merger, Dr. Akkaraju and Mr. Oxtoby were appointed to our board of directors, and each of Dr. Akkaraju and Mr. Oxtoby are standing for election by our stockholders for the first time at the Annual Meeting.

Information Regarding Directors

The following paragraphs provide biographical information as of July 1, 2025, including principal occupation and business experience during the last five years, for each director, including each nominee for director at the Annual Meeting.

Information about the number of shares of common stock beneficially owned by each of our directors, including each nominee for director, appears below under the heading “Security Ownership of Certain Beneficial Owners and Management.”

There are no family relationships between or among any of our executive officers or directors, including each nominee for director.

Class II Director Nominees, Term Expiring at the 2028 Annual Meeting of Stockholders, if elected

Srinivas Akkaraju, M.D., Ph.D., age 56, has served as a member of our board of directors since the closing of the Merger. Prior to the closing of the Merger, Dr. Akkaraju had served as a member of the Legacy Kalaris board of directors since September 2019. Dr. Akkaraju has been a founder and managing general partner at Samsara BioCapital, L.P., or Samsara LP, a venture capital firm, since March 2017. Previously, from April 2013 to February 2016, he served as a general partner of Sofinnova Ventures. From January 2009 until April 2013, he served as managing director of New Leaf Venture Partners. He also previously served as a managing director at Panorama Capital, LLC, a private equity firm. Prior to co-founding Panorama Capital, he was with J.P. Morgan

Partners, which he joined in 2001 and of which he became a partner in 2005. From October 1998 to April 2001, he was in Business and Corporate Development at Genentech, Inc. (now a wholly owned member of The Roche Group), a biotechnology company, most recently as senior manager. Dr. Akkaraju has been a member of the board of directors for vTv Therapeutics Inc., since February 2024, Scholar Rock, since July 2022, Mineralys Therapeutics, Inc., since January 2021 and Alumis Inc., since January 2021. Dr. Akkaraju previously served as director of Chinook Therapeutics, Inc., from October 2020 to August 2023, Syros Pharmaceuticals, Inc. from June 2017 to November 2024, Intercept Pharmaceuticals, Inc., from October 2012 to November 2023, Jiya Acquisition Corp., from November 2020 to November 2022, Seattle Genetics, Inc. (now, Seagen Inc.), from July 2003 to August 2020, and Principia Biopharma Inc. from February 2011 to June 2019.

Dr. Akkaraju was a graduate student at Stanford University, where he received his M.D. and a Ph.D. in Immunology. He received his undergraduate degrees in Biochemistry and Computer Science from Rice University. We believe Dr. Akkaraju is qualified to serve as a member of our board of directors due to his strong scientific background and extensive experience in private equity and venture capital investing.

Andrew Oxtoby, age 51, has served as our President and Chief Executive Officer and as a member of our board of directors since the closing of the Merger. Prior to the closing of the Merger, Mr. Oxtoby had served as Legacy Kalaris’ President and Chief Executive Officer and as a member of the Legacy Kalaris board of directors since March 2024. Prior to joining Legacy Kalaris, Mr. Oxtoby served as chief commercial officer of Chinook Therapeutics, Inc., a biotechnology company that was acquired by Novartis AG, from February 2023 to September 2023. Prior to that, Mr. Oxtoby served as president and chief executive officer of Aimmune Therapeutics, Inc., a biotechnology company, following their acquisition by Nestle Health Science, from October 2020 to December 2022, and as its chief commercial officer from January 2019 to September 2020 prior to the company’s acquisition. Prior to that, Mr. Oxtoby spent 16 years at Eli Lily and Company, a pharmaceutical company, where he held various leadership positions, including most recently as vice president of U.S. Connected Care & Insulins from May 2018 to December 2018. Mr. Oxtoby received a B.S. in Mechanical Engineering from Purdue University and a M.B.A. from Harvard Business School. We believe Mr. Oxtoby is qualified to serve as a member of our board of directors due to his extensive knowledge of Legacy Kalaris based on his former role as its President and Chief Executive Officer, as well as his significant biopharmaceutical industry and management experience.

Class I Directors Continuing in Office Until the 2027 Annual Meeting of Stockholders

Anthony Adamis, M.D., age 66, has served as a member of our board of directors since the closing of the Merger. Prior to the closing of the Merger, Dr. Adamis had served as a member of the Legacy Kalaris board of directors since November 2021. Dr. Adamis served as the co-founder and director for Eyebiotech Limited, a privately held ophthalmology biotechnology company that was acquired by Merck & Co., Inc., from August 2021 to July 2024, where he also served as its chief scientific officer from August 2022 to July 2024. Prior to Eyebiotech Limited, Dr. Adamis served as co-founder, and chief medical officer at Aiolos Bio, Inc., a biopharmaceutical company that was acquired by GSK plc, from April 2023 to January 2024, and he served as the chief executive officer and chief medical officer at Tier1 Bio Ltd., a private biotechnology company, from January 2022 to March 2023. Dr. Adamis serves as a director of Spiral Therapeutics, Inc., a privately held non-ophthalmic biotechnology company since October 2021 and as a director for the RD Fund, the venture arm of the Foundation Fighting Blindness since October 2021. Previously, Dr Adamis served as a director for EyePoint Pharmaceuticals, Inc. from June 2022 to September 2024 and as a director for Gyroscope Therapeutics Holdings plc, a clinical-stage gene therapy company focused on diseases of the eye, from 2021 until its acquisition by Novartis in 2022. He also served as vice president and senior vice president of Development at Genentech, Inc. (now a wholly owned member of the Roche Group) from 2009 to 2021. He is best known for his co-discovery of the central role of vascular endothelial growth factor (VEGF) in two leading causes of blindness: neovascular age-related macular degeneration (nAMD) and diabetic retinopathy. Conducted at Harvard in the 1990s, this research led to Dr. Adamis’ shared receipt of the Antonio Champalimaud Award, the highest honor in vision science, and to his election to the National Academy of Medicine. Over the course of his career, Dr. Adamis has helped develop 20 medicines across 30 indications, resulting in seven U.S. Food and Drug Administration, or FDA, Breakthrough Designations and 32 FDA approvals. Dr. Adamis received his M.D. from the University of Chicago, his ophthalmology training at the University of Michigan, and his fellowship training at Harvard University. Dr. Adamis completed his research training in vascular biology with Judah Folkman, M.D., at Boston Children’s Hospital. We believe Dr. Adamis is qualified to serve as a member of our board of directors due to his extensive leadership experience, his extensive experience in ophthalmology and in the life sciences industry, and his extensive service on the board of other public and private life sciences companies.

Michael Dybbs, Ph.D., age 50, has served as a member of our board of directors since the closing of the Merger. Prior to the closing of the Merger, Mr. Dybbs had served as a member of the Legacy Kalaris board of directors since March 2022. Dr. Dybbs is currently a partner at Samsara, LP, where he has worked since March 2017. Prior to joining Samsara LP, Dr. Dybbs was a partner at New Leaf Venture Partners, where he worked from May 2009 until September 2016. Before joining New Leaf Venture Partners, Dr. Dybbs was a principal at the Boston Consulting Group from August 2005 to May 2009. Dr. Dybbs has served as a member of the Sutro Biopharma, Inc. board of directors since July 2018. He also serves on the board of directors of Nkarta, Inc., a public clinical-stage biopharmaceutical company, since August 2019, and on the boards of directors of several private companies. Dr. Dybbs previously served on the boards of directors of Versartis, Inc., Dimension Therapeutics, Inc., and multiple private companies. Dr. Dybbs received an A.B. in Biochemical Sciences from Harvard College and a Ph.D. in Molecular Biology from University of California, Berkeley, where he was awarded a Howard Hughes Medical Institute fellowship. We believe that Dr. Dybbs is qualified to serve as a member of our board of directors due to his experience in the life sciences industry and the venture capital industry, and his leadership and management experience.

Morana Jovan-Embiricos, Ph.D., age 57, has served as a member of our board of directors since May 2019. In 2003, Dr. Jovan co-founded F2 Ventures, a biotech venture capital platform, and has since served as its managing partner. Prior to joining F2 Ventures, Dr. Jovan was a partner at MPM Capital. Dr. Jovan currently serves on the boards of directors of Damon Runyon Cancer Center Research Foundation, Orna Therapeutics, Inc. and ElevateBio LLC, or ElevateBio, and previously served on the board of directors at Cullinan Therapeutics, Inc. (formerly, Cullinan Oncology, Inc.) and TCR2 Therapeutics Inc., each a publicly traded company. Dr. Jovan received her Ph.D. in biophysical chemistry from the University of Cambridge and was a post-doctoral fellow at Harvard University. We believe Dr. Jovan is qualified to serve as a member of our board of directors because of her scientific background and experience in the venture capital industry.

Class III Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders

Napoleone Ferrara, M.D., age 68, has served as a member of our board of directors and as a consultant to the company since the closing of the Merger. Prior to the closing of the Merger, Dr. Ferrara had served as a member of the Legacy Kalaris board of directors since September 2019. Dr. Ferrara also served as a consultant of Legacy Kalaris since 2021. Dr. Ferrara previously served as a director of DelMar Pharmaceuticals, Inc. (now Kintara Therapeutics, Inc.) from June 2018 to August 2020 and as a director of Tuhura Biosciences, Inc., a public immuno-oncology company, from June 2018 to August 2020. Since January 2013 he has served as a professor of pathology and since July 2014 as an adjunct professor of ophthalmology and pharmacology at the University of California, San Diego. Previously, Dr. Ferrara held increasingly senior positions at Genentech, Inc. (now a wholly owned member of The Roche Group), over a 24-year period, including Genentech fellow, staff scientist and senior scientist. He is a pioneer in the study of angiogenesis biology and identification of its regulators. Dr. Ferrara’s lab is responsible for discovering the isolation and cDNA cloning of VEGF and demonstrated that VEGF was a major mediator of tumor angiogenesis leading to the development of Avastin® (bevacizumab). Additionally, his lab’s studies led to the clinical development of an anti-VEGF antibody fragment, Lucentis® (ranibizumab), as a highly effective therapy preventing vision loss in intraocular neovascular disorders. Dr. Ferrara has been the recipient of over 60 awards/honors, including the Lasker Award and Champalimaud Vision Award, given more than 300 presentations, authored over 70 patents, and written more than 300 articles, reviews/editorials and published book chapters. Dr. Ferrara is a member of the National Academy of Sciences and the National Academy of Medicine, USA. He received his fellowship training and postdoctoral research from the University of California, San Francisco, his M.D. (cum laude) and residency training from the University of Catania Medical School, and his Maturità Classica from Liceo Classico Mario Cutelli. We believe Dr. Ferrara is qualified to serve as a member of our board of directors due to his medical training and extensive knowledge and experience in the fields of ophthalmology, pharmacology and angiogenesis.

David Hallal, age 59, has served as Chairman of our board of directors since the closing of the Merger. Prior to the closing of the Merger, Mr. Hallal served as our Executive Chairman from May 2021 until the closing of the Merger and previously served as our Chief Executive Officer and Chairman from September 2018 to May 2021. Mr. Hallal has served as the chief executive officer of Scholar Rock Holding Corp., a publicly traded company, since April 2025 and has served as the chairman of the board of directors of Scholar Rock Holding Corp. since July 2017. Mr. Hallal serves as the executive chairman of ElevateBio, where he served as chairman, chief executive officer and co-founder of ElevateBio, which he co-founded, since December 2017. Mr. Hallal also serves as the chairman of the board of directors of iTeos Therapeutics SA, a publicly traded company. Mr. Halal also served as a member of the board of directors of Seer Biosciences, Inc., a publicly traded company, from February 2018 to May 2025. Prior to that, from June 2006 to December 2016, Mr. Hallal served in executive roles of increasing responsibility at Alexion Pharmaceuticals, Inc., or Alexion, a publicly traded company, most recently serving as chief executive officer and a board member. Prior to his role as chief executive officer, Mr. Hallal served Alexion as chief operating officer and director as well as chief commercial officer and head of commercial operations. Prior to Alexion, from 2004 to 2006, Mr. Hallal served as vice president of sales for OSI Eyetech, Inc. From 2002 to 2004, Mr. Hallal served as head of sales at Biogen Inc., a publicly traded company. From 1992 to 2002, Mr. Hallal held various leadership roles at Amgen Inc., a publicly traded company. From 1988 to 1992, Mr. Hallal began his pharmaceutical career at The Upjohn Company as a sales representative. Mr. Hallal holds a B.A. in psychology from the University of New Hampshire. We believe Mr. Hallal is qualified to serve as a member of our board of directors due to his previous service as our Executive Chairman and Chief Executive Officer and other experience as an executive at numerous pharmaceutical companies.

Leone Patterson, age 62, has served as a member of our board of directors since April 2025. Ms. Patterson has served as executive vice president, chief business officer and chief financial officer of Zymeworks Inc., a publicly traded clinical-stage biotechnology company, since September 2024. Prior to Zymeworks Inc., Ms. Patterson served as chief financial officer and business officer of Tenaya Therapeutics, Inc., a publicly traded clinical-stage biotechnology company, from June 2021 to August 2024. Prior to joining Tenaya Therapeutics, Inc., Ms. Patterson held several roles at Adverum Biotechnologies, Inc., a publicly traded clinical-stage gene therapy company, including chief financial officer from June 2016 to May 2018, chief executive officer from May 2018 to June 2022, director from October 2018 to June 2020, and president from December 2019 to June 2021. Ms. Patterson has held various senior positions at Diadexus, Inc., a biotechnology company, Transcept Pharmaceuticals, Inc., a pharmaceutical company, NetApp, Inc., a publicly traded data infrastructure company, Exelixis, Inc., a publicly traded genomics-based drug discovery company, Novartis AG, a publicly traded pharmaceutical company, Chiron Corporation (acquired by Novartis AG), and KPMG. Ms. Patterson currently serves on the board of directors and as the chair of the audit committee of Nkarta, Inc., a publicly traded biotechnology company. Ms. Patterson previously served on the board of directors and as a member of the audit committee of Oxford Biomedica (UK) Limited, a publicly traded contract development and manufacturing organization focused on cell and gene therapy, from April 2023 until December 2024, on the board of directors, chair of the audit committee and member of the nominating and corporate governance committee of Eliem Therapeutics, Inc. (now known as Climb Bio, Inc.), a publicly traded biotechnology company, from March 2021 to January 2023, and on the board of directors of Adverum Biotechnologies, Inc. from October 2018 to June 2020. Ms. Patterson holds a B.S. in Business Administration and Accounting from Chapman University and an Executive M.B.A. from St. Mary’s College. Ms. Patterson is also a Certified Public Accountant (inactive status). We believe Ms. Patterson is qualified to serve as member of our board of directors due to her financial expertise and her extensive experience in the biotechnology industry, including her leadership and management experience.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF DR. AKKARAJU AND MR. OXTOBY.

Information Regarding the Board of Directors and Corporate Governance

We believe that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters for all committees and code of business conduct and ethics are available on the “Investors & Press-Corporate Governance” section of our website, www.kalaristx.com. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Attention: Investor Relations, Kalaris Therapeutics, Inc., 628 Middlefield Rd., Palo Alto, California 94301, telephone: (650) 249-2727, email: ir@kalaristx.com.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Kalaris and our stockholders. These guidelines, which provide a framework for the conduct of our board of director’s business, provide that:

•	our board of directors’ responsibility is to manage or direct our business and affairs;

•	at least a majority of the members of our board of directors shall be independent directors, subject to any applicable exceptions contained in the rules of the Nasdaq Stock Market, or Nasdaq;

•	the independent directors will meet at least twice annually in executive session;

•

our board of directors shall be entitled to rely on the advice and information that it receives from management and such experts, advisors and professionals with whom the board of directors, or any committee of our board of directors, may consult; and

•	our board of directors may conduct a self-evaluation periodically to determine whether it and its committees are functioning effectively.

Director Independence

Nasdaq rules generally require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, Nasdaq rules generally require that audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and Nasdaq rules generally require that compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In March 2025 and April 2025, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Anthony Adamis, M.D., Napoleone Ferrara, M.D., David Hallal, Morana Jovan-Embiricos, Ph.D., and Leone Patterson are “independent” as that term is defined under the applicable rules and regulations of the listing requirements and rules of Nasdaq, including, in the case of the members of our audit committee, the independence criteria set forth in Rule 10A-3 under the Exchange Act, and in the case of David Hallal, a member of our compensation committee, the independence criteria set forth in Rule 10C-1 under the Exchange Act. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director.

Controlled Company

A listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” within the meaning of the corporate governance standards of Nasdaq and may elect not to comply with certain corporate governance standards, including the requirements that (1) a majority of the board of directors consist of independent directors; (2) director nominations be made, or recommended to the full board of directors, by independent directors or by a nominating committee that is composed entirely of independent directors that has adopted a written charter addressing the nominations process; and (3) the compensation committee be composed entirely of independent directors. As of the closing of the Merger, Samsara LP beneficially owned a majority of the voting power of all outstanding shares of our common stock and, as a result, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. We have elected to comply with certain exemptions available to a “controlled company”, including that our compensation committee does not consistent entirely of independent directors and that director nominations are recommended to the full board of directors by a nominating committee that is not composed entirely of independent directors.

Board Leadership Structure

Currently, the roles of Chair of our board of directors and Chief Executive Officer are separated. Mr. Hallal is the Chair of our board of directors and Mr. Oxtoby is our Chief Executive Officer. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing our Chair of the board of directors to lead the board of directors in providing advice to, and independent oversight of, our management. While our amended and restated by-laws and corporate governance guidelines do not require that the Chair of our board of directors and Chief Executive Officer be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Board’s Role in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under the caption “Risk Factors” in Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on March 18, 2025 and our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 7, 2025.

Our board of directors is actively involved in the oversight of risks that could affect us. This oversight is conducted primarily by our full board of directors, which has responsibility for general oversight of risks. Our board of directors oversees our risk management processes directly and through its committees, which address risks inherent in their respective areas of oversight. Our risk management processes are intended to identify, manage and control risks so that they are appropriate considering our scope, operations and business objectives. Our management is responsible for risk management on a day-to-day basis and our board of directors and its committees oversee the risk management activities of management. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us.

Our board of directors satisfies its risk oversight responsibility through full reports by each committee Chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. This enables our board of directors to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee may have responsibility.

Our audit committee oversees risk management activities relating to financial, legal and compliance risks. This includes a formal annual risk assessment process as well as an ongoing assessment of the relevant risks based upon changes in the industry and overall business environment. Our compensation committee oversees risk management activities relating to our compensation policies and practices and management succession planning. Our nominating and corporate governance committee oversees risk management activities relating to board composition. In addition, members of our senior management team attend our regular board meetings and are available to address any questions or concerns raised by the board on risk management and any other matters. We also engage outside advisors and experts to assist in the risk assessment process, to provide information to inform decision making and to identify trends and changes in the industry and overall business environment. Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Director Nomination Process

Director Qualifications

Our nominating and corporate governance committee recommends to our board of directors specific, minimum qualification that our nominating and corporate governance committee believes must be met by a committee-recommended nominee for a position on our board of directors, including the nominees skills, breadth of experience or other background characteristics and independence. Our nominating and corporate governance committee also recommends to our board of directors specific qualities or skills that our nominating and corporate governance committee believes are necessary for one or more of our directors to possess.

The nominating and corporate governance committee believes that our board of directors, taken as a whole, should embody a range of attributes. When considering nominees for the purpose of filling any vacancy on the board of directors, the nominating and corporate governance committee includes, and has any search firm that it engages include, one or more qualified candidates who reflect a range of backgrounds.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will assist the board of directors in fulfilling its responsibilities. Our directors’ qualification criteria are reviewed periodically by the nominating and corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate director candidates. The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes consultations with management and members of the board of directors; the use of third party search firms or other advisors; recommendations submitted by stockholders; or such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once director candidates have been identified, our nominating and corporate governance committee confirms that the candidates meet any minimum qualifications for director nominees established by the nominating and corporate governance committee, as discussed in more detail above. The nominating and corporate governance committee may gather information about candidates through interviews, detailed questionnaires, background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee makes its recommendations to our board of directors.

As discussed above, the nominating and corporate governance committee will consider director candidates recommended by stockholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including any minimum qualifications established by the nominating and corporate governance committee, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the our board of directors may do so by delivering written notice to our Secretary at 628 Middlefield Rd., Palo Alto, California 94301 not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the one-year anniversary of the preceding year’s annual meeting. Submissions must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). If the board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting. Stockholders also have the right under our amended and restated by-laws and the universal proxy rules to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures set forth under “Stockholder Proposals for our 2026 Annual Meeting.”

Communications with Our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Any interested party with concerns about our company may report such concerns to the board of directors, or the Chair of our board of directors, or otherwise the Chair of the nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address: Kalaris Therapeutics, Inc., 628 Middlefield Rd., Palo Alto, California 94301.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chair of our board of directors or the Chair of the nominating and corporate governance committee, as applicable, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

A copy of any such written communication may also be forwarded to our legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with our legal counsel, with independent advisors, with non-management directors, or with our management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and discretion.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters. We have also established a toll-free telephone number for the reporting of such activity, which is (844) 964-1670.

Board Meetings and Attendance

Our board of directors met seven times during the year ended December 31, 2024, including telephonic meetings. During the year, each of our directors then in office attended 75% or more of the aggregate number of meetings of the board of directors and the committees on which he or she served.

Director Attendance at Annual Meeting

We encourage our board of directors to attend our annual meetings of stockholders. All of our directors then in office attended our annual meeting of stockholders in 2024 virtually.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operate under a charter approved by our board of directors. Because we are a “controlled company” under the corporate governance standards of Nasdaq, we are not required to have a compensation committee composed of independent directors and we are not required to have director nominations be made, or recommended to the full board of directors, by independent directors or by a nominating committee that is composed entirely of independent directors that has adopted a written charter addressing the nominations process. Each committee’s charter is posted on “Investors & Press – Corporate Governance” section of our website, www.kalaristx.com.

Audit Committee
Our audit committee held four meetings during the year ended December 31, 2024. Prior to the Merger, the members of the AlloVir audit committee were Jeffrey Bornstein, Morana Jovan-Embiricos, Ph.D., and Shawn Tomasella, and Mr. Bornstein served as Chair of the AlloVir audit committee. The members of our audit committee are currently Anthony Adamis, M.D., Morana Jovan-Embiricos, Ph.D., and Leone Patterson, and Ms. Patterson serves as the Chair of the audit committee. David Hallal served as the Chair of our audit committee from the closing of the Merger until April 2025. Our board of directors has determined that Ms. Patterson is an “audit committee financial expert” as defined by applicable SEC rules and that each of the members of our audit committee possesses the financial sophistication required for audit committee members under Nasdaq rules. We believe that the composition of our audit committee meets the requirements for independence under current Nasdaq and SEC rules and regulations. Our audit committee’s responsibilities include:

•	appointing, retaining and terminating, and determining the compensation of, and evaluating the independence of our independent registered public accounting firm;

•	pre-approving all auditing services and the terms of those services and non-audit services to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and the members of management responsible for preparing our financial statements;

•
reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by our company;

•	reviewing and reassessing the adequacy of our internal control over financial reporting;

•	establishing procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•
recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form
10-K;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	discussing our quarterly earnings press releases.
Compensation Committee
Our compensation committee held five meetings during the year ended December 31, 2024. Prior to the Merger, the members of the AlloVir compensation committee were Jeffrey Bornstein, Derek Adams, Ph.D., and Morana Jovan-Embiricos, Ph.D., and Dr. Jovan-Embiricos served as Chair of the AlloVir compensation committee. The members of our compensation committee are currently Michael Dybbs, Ph.D., and David Hallal, and Dr. Dybbs serves as the Chair of the compensation committee. Samir Patel, M.D., served as a member of our compensation committee from the closing of the Merger until May 2025. Our compensation committee’s responsibilities include:

•	annually reviewing and recommending to our board of directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•
evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation recommending to our board of directors for determination the equity and non-equity
compensation of our Chief Executive Officer;

•	determining and approving the equity and non-equity compensation of our other executive officers;

•	overseeing and administering our overall compensation structure, policies and programs;

•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

•	retaining and approving the compensation of any compensation advisors;

•	reviewing and making recommendations to our board of directors about our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to our board of directors about director compensation;

•	preparing the compensation committee report required by SEC rules, if and when required, to be included in our proxy statement; and

•	reviewing and approving the retention, termination or compensation of any consulting firm or outside advisor to assist in the evaluation of compensation matters.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee held no meetings during the year ended December 31, 2024. Prior to the Merger, the members of the AlloVir nominating and corporate governance committee were Malcom Brenner, M.D., Ph.D., Derek Adams, Ph.D., and Shawn Tomasello, and Dr. Brenner served as Chair of the AlloVir nominating and corporate governance committee. The members of our nominating and corporate governance committee are currently Srinivas Akkaraju, M.D., Ph.D., Napoleone Ferrara, M.D., and David Hallal, and Dr. Akkaraju serves as the Chair of the nominating and corporate governance committee. Our nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to our board of directors criteria for board and committee membership;

•
establishing a policy with regard to the consideration of board of director candidates, including establishing procedures to be followed by stockholders in submitting recommendations for director candidates;

•	identifying and evaluating nominees for our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to our board of directors a set of corporate governance guidelines; and

•	overseeing the periodic evaluation of our board of directors and its committees.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to all directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This code is available on the “Investors & Press – Corporate Governance” section of our website,
www.kalaristx.com
. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form
8-K.

Insider Trading Policy
We have adopted an insider trading policy which governs transactions in our securities by our directors, officers, employees and consultants. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. A copy of our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the fiscal year ended December 31, 2024.
Policy on Trading, Pledging and Hedging of Company Stock
Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public
information or otherwise is not permitted to trade in company securities. Our insider trading policy expressly prohibits derivative transactions of our stock by our executive officers, directors, employees, consultants and designated contractors. Our insider trading policy expressly prohibits purchases of any derivative securities that provide the economic equivalent of ownership.
Incentive Compensation Recoupment Policy
In accordance with the requirements of the SEC and Nasdaq listing rules, our compensation committee has adopted a compensation recovery policy, or the Clawback Policy, adopted as of October 26, 2023. The Clawback Policy provides that in the event we are required to prepare a restatement of financial statements due to material noncompliance with any financial reporting requirement under securities laws, we will seek to recover any incentive-based compensation that was based upon the attainment of a financial reporting measure and that was received by any current or former executive officer during the three-year period preceding the date that the restatement was required if such compensation exceeds the amount that the executive officers would have received based on the restated financial statements.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors, executive officers and holders of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on our review of Forms 3, 4 and 5, and any amendments thereto, furnished to us or written representations that no Form 5 was required, we believe that during the year ended December 31, 2024, all filing requirements applicable to our executive officers and directors under the Exchange Act were met in a timely manner except for one Form 4 for Brett Hagen that was filed on January 2, 2024, which reported a transaction on December 27, 2023.
Report of the Audit Committee of the Board of Directors
This report is furnished by the current audit committee of the board of directors with respect to our financial statements for the year ended December 31, 2024. Prior to the Merger, the audit committee of AlloVir consisted of Jeffrey Bornstein, Morana Jovan-Embiricos, Ph.D., and Shawn Tomasella, or the predecessor audit committee, each of whom no longer serve as directors on the board of directors.

AlloVir Audited Financial Statements
The predecessor audit committee reviewed and discussed AlloVir’s audited consolidated financial statements for the fiscal year ended December 31, 2024 with AlloVir’s management. The predecessor audit committee discussed with Deloitte & Touche LLP, AlloVir’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or the PCAOB, and the SEC. The predecessor audit committee also received the written disclosures and the letter from Deloitte and Touche LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the predecessor audit committee concerning independence, and discussed with Deloitte & Touche LLP the accounting firm’s independence. Based on the foregoing, the predecessor audit committee recommended to the AlloVir board of directors that the audited consolidated financial statements of AlloVir be included in AlloVir’s Annual Report on Form
10-K
for the fiscal year ended December 31, 2024.
Kalaris Therapeutics, Inc. Audited Financial Statements
The current audit committee has reviewed and discussed Legacy Kalaris’ audited consolidated financial statements for the fiscal year ended December 31, 2024 with our management. The current audit committee has discussed with Deloitte & Touche LLP, Legacy Kalaris’ independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The current audit committee has also received the written disclosures and the letter from Deloitte and Touche LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the current audit committee concerning independence, and has discussed with Deloitte & Touche LLP the accounting firm’s independence. Based on the foregoing, the current audit committee recommended to the board of directors that the audited consolidated financial statements of Legacy Kalaris be included in the Current Report on Form
8-K
filed with the SEC on March 18, 2025.
This report is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the current audit committee.
Respectfully submitted,
The Audit Committee of the Board of Directors
Anthony Adamis, M.D.
David Hallal*
Morana Jovan-Embiricos, Ph.D.

*
David Hallal served as the Chair of the current audit committee from the closing of the Merger until April 2025. Leone Patterson has served as the Chair of the current audit committee since April 2025.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, and the board of directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte and Touche LLP served as the registered public accounting firm of AlloVir since 2016, and Deloitte and Touche LLP served as the registered public accounting firm of Legacy Kalaris since 2024. Representatives of Deloitte and Touche LLP are expected to be present online at the Annual Meeting, will have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte and Touche LLP as our independent registered public accounting firm is not required by Delaware law, our restated certificate of incorporation or our amended and restated by-laws. However, the board of directors is submitting the audit committee’s selection of Deloitte and Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Independent Registered Public Accountants, Fees and Other Matters

Deloitte and Touche LLP was the independent registered public accounting firm for AlloVir for the years ended December 31, 2024 and December 31, 2023. The following table summarizes the fees of Deloitte and Touche LLP billed to AlloVir for the last two fiscal years. All such services and fees were pre-approved by the predecessor audit committee in accordance with the “Pre-Approval Policies and Procedures” described below.

	Year Ended December 31,
	2024	2023
Audit Fees (1)	$1,328,460	$888,152
Audit-related Fees	—	—
Tax Fees (2)	204,702	221,026
All Other Fees (3)	—	7,390

Total	$1,553,162	$1,116,568

(1)

“Audit Fees” consist of fees for the audit of AlloVir’s annual consolidated financial statements, the review of AlloVir’s interim consolidated financial statements and other professional services provided to AlloVir in connection with regulatory filings.

(2)	“Tax Fees” consist of tax compliance and advisory services.
(3)	“All Other Fees” consist of subscription to an accounting research tool.

Legacy Kalaris incurred the following fees from Deloitte and Touche LLP for the audit of the consolidated financial statement of Legacy Kalaris for the year ended December 31, 2024 included in our Current Report on Form 8-K filed with the SEC on March 18, 2025.

Year Ended December 31, 2024
Audit Fees (1)	$1,031,000
Audit-related Fees	—
Tax Fees	—
All Other Fees	—

Total	$1,031,000

(1)	“Audit Fees” consist of fees for the audit of Legacy Kalaris’ annual consolidated financial statements and other professional services provided to Legacy Kalaris in connection with regulatory filings.

Pre-Approval Policies and Procedures

The charter of the audit committee provides that all audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee. During our 2024 and 2023 fiscal years, all of the services provided to AlloVir by Deloitte and Touche LLP were pre-approved by the predecessor audit committee.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF DELOITTE AND TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning our executive officers and other key employees, including their ages as of July 1, 2025:

Name	Age	Position
Andrew Oxtoby	51	President and Chief Executive Officer, Director
Matthew Feinsod, M.D.	54	Chief Medical Officer
Brett Hagen	52	Chief Accounting Officer

The following is a biographical summary of the experience of our executive officers and other key employees.

Andrew Oxtoby is our President and Chief Executive Officer and a director. Please see “Proposal No. 1—Election of Directors” for biographical information regarding Mr. Oxtoby.

Matthew Feinsod, M.D., has served as our Chief Medical Officer since the closing of the Merger. Dr. Feinsod previously served as the Chief Medical Officer of Legacy Kalaris since December 2024. Prior to joining Legacy Kalaris, Dr. Feinsod served as executive vice president of global strategy and development of Applied Genetic Technologies Corp., or AGTC, a clinical-stage biotechnology company which was acquired by Syncona Limited in December 2022, from August 2019 to May 2022 and as interim chief medical officer of AGTC from September 2017 to August 2019. Dr. Feinsod, a board-certified ophthalmologist, joined AGTC in July 2014 and played key roles in developing and implementing clinical and regulatory strategy, due diligence and licensing. Prior to joining AGTC, Dr. Feinsod co-founded and led Imagen Biotech, Inc., a venture-backed company dedicated to developing ophthalmology treatments for sight-threatening diseases, from 2011 to 2013. Prior to Imagen, Dr. Feinsod served in various roles including senior vice president of strategy and product development at Eyetech Pharmaceuticals, Inc. from 2003 to 2007. Dr. Feinsod served as a medical officer in the ophthalmology division of the FDA from 2002 to 2003. He holds a B.S. from the Wharton School of Business at the University of Pennsylvania and an M.D. from the George Washington University School of Medicine.

Brett Hagen has served as our Chief Accounting Officer since January 2019. Prior to joining us, Mr. Hagen served as senior director finance and accounting at Eloxx Pharmaceuticals, Inc. from February 2018 to August 2018. Prior to that, Mr. Hagen served as vice president, finance and controller at Proteostasis Therapeutics, Inc. from May 2016 to December 2017. From July 2014 to May 2016, Mr. Hagen served as controller at BIND Therapeutics, Inc. Mr. Hagen received his B.A. from the University of Minnesota, and graduate degrees in accounting and finance from Wright State University and Suffolk University, respectively.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Set forth below is information regarding the historical compensation of certain AlloVir executive officers prior to the closing of the Merger, which we are required by SEC rules to present in this proxy statement. In addition, set forth below is information regarding the historical compensation of Legacy Kalaris executive officers prior to the closing of the Merger, and employment arrangements we have made with our executive officers following the closing of the Merger, both of which we are voluntarily providing.

AlloVir Executive Compensation

AlloVir’s named executive officers for the year ended December 31, 2024 are:

•	Diana Brainard, M.D., AlloVir’s former Chief Executive Officer;

•	Vikas Sinha, AlloVir’s former Chief Executive Officer, President and Chief Financial Officer;

•	Edward Miller, AlloVir’s former General Counsel and Secretary; and

•	Brett Hagen, AlloVir’s former Chief Accounting Officer and our current Chief Accounting Officer.

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by, and paid to the AlloVir named executive officers for services rendered to AlloVir in all capacities for the fiscal years ended 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)	All Other Compensation ($)		Total ($)
Diana Brainard (4)	2024	610,638	—		—	—	—	2,418,031	(5)	3,028,669
AlloVir’s Former Chief Executive Officer	2023	623,432	—		2,211,125	3,209,186	—	13,200	(6)	6,056,943
Vikas Sinha (7)	2024	375,448	—		—	—	168,952	—		544,400
AlloVir’s Former Chief Executive Officer, President and Chief Financial Officer	2023	373,042	—		1,047,375	1,520,252	—	—		2,940,669
Edward Miller (8)	2024	451,352	—		—	—	180,541	13,800	(6)	645,693
AlloVir’s Former General Counsel and Secretary	2023	448,458	—		581,875	844,337	—	13,200	(6)	1,887,870
Brett Hagen (9)	2024	385,320	397,191	(10)	—	—	—	13,800	(6)	796,311
AlloVir’s Former Chief Accounting Officer and our Current Chief Accounting Officer

(1)

The amount reported represents the aggregate grant date fair value of the restricted stock units, or RSUs, awarded to AlloVir’s named executive officers during 2024 and 2023, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. Such grant date fair value does not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 2 to AlloVir’s audited and unaudited consolidated financial statements included in AlloVir’s Annual Report on Form 10-K for the year ended December 31, 2024. The amount reported in this column reflects the accounting cost for these RSU awards and does not correspond to the actual economic value that may be received by the AlloVir named executive officers upon the vesting or settlement of the RSUs or any sale of the shares. In connection with Mr. Sinha’s and Mr. Miller’s respective resignations from AlloVir in connection with the closing of the Merger, any unvested RSUs held by Mr. Sinha and Mr. Miller were fully accelerated, pursuant to the Sinha Separation Agreement and the Miller Separation Agreement (each as defined below), respectively.

(2)

The amounts reported represent the aggregate grant date fair value of the stock options granted to the AlloVir named executive officers during 2024 and 2023 as computed in accordance with FASB ASC Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant date fair value of the options reported in this column are set forth in Note 2 to AlloVir’s audited and unaudited consolidated financial statements included in AlloVir’s Annual Report on Form 10-K for the year ended December 31, 2024. Immediately prior to the effective time of the Merger, in accordance with the terms of the Merger Agreement, each unexercised and outstanding AlloVir option with an exercise price per share equal to or greater than $92.00 was cancelled for no consideration. Accordingly, all unexercised and outstanding AlloVir options held by Mr. Sinha and Mr. Miller was cancelled for no consideration in connection with the closing of the Merger.

(3)

Amounts reported reflect the annual cash incentive bonus paid based upon achievement of certain corporate performance objectives described below under “Annual Cash Incentive Bonuses.” Such amounts for 2024 are not yet determinable at this time and have, therefore, been excluded from this table.

(4)

Effective as of December 19, 2024, the AlloVir board of directors determined that Dr. Brainard would no longer serve as Chief Executive Officer of AlloVir. Dr. Brainard resigned as a director of AlloVir, effective as of December 19, 2024. Accordingly, her base salary has been prorated to reflect her partial year of service. Dr. Brainard received no compensation for her service as a director of AlloVir while she served as the Chief Executive Officer of AlloVir.

(5)

The amount reported represents $10,950 of matching contributions made by AlloVir under its 401(k) plan, $49,449 related to COBRA coverage and $2,357,632 in severance payments to Dr. Brainard in connection with her separation of employment as Chief Executive Officer of AlloVir, pursuant to the Brainard Separation Agreement (as defined below) and the Brainard Employment Agreement (as defined below).

(6)	The amount reported represents matching contributions made by AlloVir under its 401(k) plan.
(7)

Effective as of December 19, 2024, the AlloVir board of directors appointed Mr. Sinha as Chief Executive Officer of AlloVir. Mr. Sinha also served as a member of the AlloVir board of directors prior to the closing of the Merger but did not receive any additional compensation for his service as director of AlloVir. On March 18, 2025, in accordance with the terms of the Merger Agreement, effective as of the effective time of the Merger, Mr. Sinha resigned as Chief Executive Officer, President and Chief Financial Officer of AlloVir, and resigned as a director of the AlloVir board of directors.

(8)	On March 18, 2025, in accordance with the terms of the Merger Agreement, effective as of the effective time of the Merger, Mr. Miller resigned as General Counsel and Secretary of AlloVir.
(9)

Because Mr. Hagen was not a named executive officer prior to 2024, compensation information is not provided for 2023. Following the closing of the Merger, Mr. Hagen has continued to serve as our Chief Accounting Officer.

(10)	The amount reported represents retention bonuses pursuant to retention agreements AlloVir entered into with Mr. Hagen in February 2024 and May 2024.

Narrative to Summary Compensation Table

Base Salaries

AlloVir used base salaries to recognize the experience, skills, knowledge and responsibilities required of all employees, including the AlloVir named executive officers. Base salaries were reviewed annually, typically in connection with AlloVir’s annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For 2024, each of Dr. Brainard and Messrs. Sinha, Miller and Hagen were entitled to receive an annual base salary of $610,638, $375,448, $451,352 and $385,320, respectively. For 2023, each of Dr. Brainard and Messrs. Sinha and Miller were entitled to receive an annual base salary of $623,432, $373,042, and $448,458, respectively.

Annual Cash Incentive Bonuses

AlloVir’s annual bonus program was intended to reward its named executive officers for meeting individual and/or corporate performance goals for a fiscal year. In the first quarter of 2023, the AlloVir board of directors set corporate performance goals for AlloVir for 2023, which goals related to research and development, regulatory, finance and other general corporate goals. For 2024, each of Dr. Brainard and Messrs. Sinha, Miller and Hagen were entitled to receive a target bonus of up to 60%, 45%, 40% and 35% of base salary, respectively. For 2023, each of Dr. Brainard and Messrs. Sinha and Miller were entitled to receive a target bonus of up to 60%, 45%, and 40% of base salary, respectively. In January 2024, the AlloVir compensation committee determined that AlloVir had not achieved its corporate goals for 2023 and, as a result, the AlloVir named executive officers did not earn any bonus under the AlloVir annual bonus program.

Equity-Based Compensation

Although AlloVir did not have a formal policy with respect to the grant of equity incentive awards to its named executive officers, AlloVir believed that equity grants provided its named executive officers with a strong link to AlloVir’s long-term performance, created an ownership culture and helped to align the interests of the AlloVir named executive officers and stockholders. In addition, AlloVir believed that equity grants with a time-based vesting feature promoted executive retention because this feature incentivized its named executive officers to remain in AlloVir’s employment during the vesting period. The AlloVir board of directors periodically reviewed the equity incentive compensation of the AlloVir named executive officers and from time to time granted equity incentive awards to them in the form of stock options and RSUs.

Employment Arrangements with the AlloVir Named Executive Officers

AlloVir previously entered into employment agreements with each of the AlloVir named executive officers. On March 18, 2025, in accordance with the terms of the Merger Agreement, effective as of the effective time of the Merger, Mr. Sinha and Mr. Miller each resigned as an officer of the Company. Following the closing of the Merger, Mr. Hagen continued to serve as our Chief Accounting Officer. A summary of each employment agreement in place prior to the effective time of the Merger is provided below. A summary of Mr. Hagen’s employment agreement with the Company is described below under “—Executive Compensation Following the Merger – Employment Agreements and Other Arrangements.”

Diana Brainard

On March 17, 2021, AlloVir and Diana Brainard entered into an Executive Employment Agreement, or the Brainard Employment Agreement, providing for an initial annual base salary of $584,000 and an annual target bonus opportunity of 60% of Dr. Brainard’s then current base salary. Dr. Brainard was granted a sign-on award of 1,304 RSUs that vested immediately upon grant in addition to initial awards of 7,391 RSUs and an option to purchase 21,739 shares of common stock under our 2020 Stock Option and Grant Plan, or the 2020 Plan, which vested as indicated below in the Outstanding Equity Awards at 2024 Fiscal Year End table. All unvested equity would have immediately vested upon a Sale Event (as described in the 2020 Plan). Dr. Brainard was also entitled to certain relocation benefits, including reimbursement of (i) real estate commissions paid in connection with the sale of her former home in the Bay Area up to $250,000, (ii) twelve months of temporary housing (up to $180,000) and (iii) reimbursement of costs relating to moving household good and reasonable travel expenses.

Pursuant to the Brainard Employment Agreement, if Dr. Brainard’s employment (i) was terminated without Cause (as defined in the Brainard Employment Agreement) or (ii) if she terminated her employment for Good Reason (as defined in the Brainard Employment Agreement), then Dr. Brainard was entitled to (i) a lump sum payment equal to 36 months, or the Brainard Severance Period, of her then current base salary, (ii) a lump sum payment equal to her target annual bonus, (iii) provided Dr. Brainard timely elected to continue health coverage under COBRA reimbursement for any monthly COBRA premium payments made by Dr. Brainard during the Brainard Severance Period and (iv) the immediate vesting of any non-vested equity-related instruments.

Payment by AlloVir of the foregoing severance amounts was contingent upon (i) Dr. Brainard executing a general release agreement in favor of AlloVir, containing reasonable and customary provisions including, at AlloVir’s option, a one-year post-employment noncompetition covenant, and (ii) such release becoming effective within 60 days following Dr. Brainard’s termination.

Pursuant to the Brainard Employment Agreement, in the event of Dr. Brainard’s death or Disability (as defined in the Brainard Employment Agreement), any unvested stock options or other equity award held by her would have accelerated in an amount equal to 25% plus 5% for each year of service to AlloVir of the number of shares subject to the option or unvested award.

Pursuant to the Brainard Employment Agreement, if any payments or benefits provided to Dr. Brainard constituted “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, and any such payments were subject to the excise tax imposed by Section 4999 of the Code, Dr. Brainard’s payments would be payable either (i) in full or (ii) reduced to such lesser amount that resulted in no portion of such payments being subject to the excise tax, whichever resulted in the greater after-tax benefit to Dr. Brainard.

Effective December 19, 2024, the AlloVir board of directors determined that Dr. Brainard would no longer serve as the Chief Executive Officer of AlloVir. In connection with Dr. Brainard’s separation, AlloVir and Dr. Brainard entered into a Separation Agreement and Release, or the Brainard Separation Agreement. Pursuant to the terms of the Brainard Separation Agreement and to the terms of the Brainard Employment Agreement, AlloVir provided certain benefits to Dr. Brainard, including the following: (i) a lump sum in cash in an amount equal to 36 months of Dr. Brainard’s current base salary, (ii) a lump sum in cash in an amount equal to 100% of Dr. Brainard’s target bonus for the current year, (iii) a lump sum payment of the retention bonus of $100,000 described below, (iv) reimbursement for any monthly COBRA premium payments for up to 18 months, and (v) acceleration of vesting of any unvested equity awards (comprising of 16,153 shares (after giving effect to the Reverse Stock Split) of AlloVir RSUs). In order to receive the foregoing benefits, Dr. Brainard executed a general release in favor of AlloVir.

Vikas Sinha

On October 2, 2019, AlloVir and Vikas Sinha entered into an Amended and Restated Employment Agreement, or the 2019 Sinha Employment Agreement, which provided for an initial annual base salary of $400,000 and an annual target bonus opportunity of 40% of Mr. Sinha’s then current base salary. The 2019 Sinha Employment Agreement additionally provided that, notwithstanding the terms of any equity agreements or plans pursuant to which Mr. Sinha was granted equity in AlloVir, all unvested equity would have vested upon the close of a Sale Event (as defined in the 2020 Plan). In connection with the 2019 Sinha Employment Agreement, AlloVir and Mr. Sinha also entered into a restrictive covenants agreement (attached as Exhibit A to the 2019 Sinha Employment Agreement), or the Restricted Covenants Agreement, and in consideration for which Mr. Sinha received a one-time cash payment of $5,000.

Pursuant to the 2019 Sinha Employment Agreement, if Mr. Sinha’s employment (i) was terminated without Cause (as defined in the 2019 Sinha Employment Agreement) or (ii) if he terminated his employment for Good Reason (as defined in the 2019 Sinha Employment Agreement), then Mr. Sinha would have been entitled to (i) a lump sum payment equal to 24 months, or the Sinha Severance Period, of his then current base salary, (ii) a lump sum payment equal to his target annual bonus (together with the lump sum payment described in (i) above, the Sinha Severance Amount), provided that notwithstanding the foregoing, in the event Mr. Sinha was entitled to any payments pursuant to the Restrictive Covenants Agreement, the Sinha Severance Amount would have been reduced by the amount Mr. Sinha was paid pursuant to the Restrictive Covenants Agreement, (iii) provided Mr. Sinha timely elected to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by Mr. Sinha, until the earlier of (a) the expiration of the Sinha Severance Period,

(b) Mr. Sinha’s eligibility for group medical plan benefits under any other employer’s group medical plan, or (c) the cessation of Mr. Sinha’s continuation rights under COBRA, and (iv) the immediate vesting of any non-vested equity-related instruments.

Payment by AlloVir of the foregoing severance amounts was contingent upon Mr. Sinha executing a separation and release agreement in a form and manner satisfactory to AlloVir, which would have included, without limitation, (i) a general release of claims against AlloVir and all related persons and entities, a reaffirmation of all of Mr. Sinha’s Continuing Obligations (as defined in the 2019 Sinha Employment Agreement), and, in the sole discretion of AlloVir, a one-year post-employment non-competition restriction in a form substantially similar to the Non-Competition Restriction (as defined in the Restrictive Covenants Agreement) and (ii) such separation and release becoming irrevocable within 60 days following Mr. Sinha’s termination.

Pursuant to the 2019 Sinha Employment Agreement, in the event of Mr. Sinha’s death or Disability (as defined in the 2019 Sinha Employment Agreement), any unvested stock options held by him would have been accelerated in an amount equal to 25% plus 5% for each year of service to AlloVir of the number of shares subject to the option.

Pursuant to the 2019 Sinha Employment Agreement, if any payments or benefits provided to Mr. Sinha constituted “parachute payments” within the meaning of Section 280G of the Code, and any such payments were subject to the excise tax imposed by Section 4999 of the Code, Mr. Sinha’s payments would have been payable either (i) in full or (ii) reduced to such lesser amount that resulted in no portion of such payments being subject to the excise tax, whichever results in the greater after-tax benefit to Mr. Sinha.

In accordance with the terms of the Merger Agreement, effective as of the effective time of the Merger, Mr. Sinha resigned as Chief Executive Officer, President and Chief Financial Officer of AlloVir. In connection with Mr. Sinha’s resignation, AlloVir and Mr. Sinha entered into a Separation Agreement and Release, or the Sinha Separation Agreement. Pursuant to the terms of the Sinha Separation Agreement and to the terms of the 2019 Sinha Employment Agreement, AlloVir provided certain benefits to Mr. Sinha, including the following: (i) a lump sum in cash in an amount equal to 24 months of Mr. Sinha’s current base salary, (ii) a lump sum payment of the retention bonus of $100,000 described below, (iii) reimbursement for any monthly COBRA premium payments for up to 18 months, and (iv) acceleration of vesting of any unvested equity awards (comprising 6,045 shares (after giving effect to the Reverse Stock Split) of AlloVir RSUs). In order to receive the foregoing benefits, Mr. Sinha executed a general release in favor of AlloVir.

Edward Miller

Effective March 21, 2019, AlloVir and Edward Miller entered into an Amended and Restated Employment Agreement, or the Miller Employment Agreement, which provided for an initial annual base salary of $320,000 and an annual target bonus opportunity of 35% of Mr. Miller’s then current base salary. All unvested equity would have immediately vest upon a Sale Event (as described in the 2020 Plan).

Pursuant to the Miller Employment Agreement, if Mr. Miller’s employment (i) was terminated without Cause (as defined in the Miller Employment Agreement) or (ii) if he terminated his employment for Good Reason (as defined in the Miller Employment Agreement), then Mr. Miller would have been entitled to (i) a lump sum payment equal to 12 months, or the Miller Severance Period, of his then current base salary, (ii) a lump sum payment equal to his target annual bonus, (iii) provided Mr. Miller timely elected to continue health coverage under COBRA reimbursement for any monthly COBRA premium payments made by Mr. Miller during the Miller Severance Period and (iv) the immediate vesting of any non-vested equity-related instruments.

Payment by AlloVir of the foregoing severance amounts was contingent upon (i) Mr. Miller executing a general release agreement in favor of AlloVir, which would have contained reasonable and customary provisions, but would not have contained any post-employment restrictive covenants, and (ii) such release becoming effective within 60 days following Mr. Miller’s termination. Pursuant to the Miller Employment Agreement, if any payments or benefits provided to Mr. Miller constituted “parachute payments” within the meaning of Section 280G of the Code, and any such payments were subject to the excise tax imposed by Section 4999 of the Code, Mr. Miller payments would have been payable either (i) in full or (ii) reduced to such lesser amount that resulted in no portion of such payments being subject to the excise tax, whichever resulted in the greater after-tax benefit to Mr. Miller.

In accordance with the terms of the Merger Agreement, effective as of the effective time of the Merger, Mr. Miller resigned as General Counsel and Secretary of AlloVir. In connection with Mr. Miller’s resignation, AlloVir and Mr. Miller entered into a Separation Agreement and Release, or the Miller Separation Agreement. Pursuant to the terms of the Miller Separation Agreement and to the terms of the Miller Employment Agreement, AlloVir provided certain benefits to Mr. Miller, including the following: (i) a lump sum in cash in an amount equal to 12 months of Mr. Miller’s current base salary, (ii) a lump sum payment of the retention bonus of $100,000 described below, (iii) reimbursement for any monthly COBRA premium payments for up to 12 months, and (iv) acceleration of vesting of any unvested equity awards (comprising 2,613 shares (after giving effect to the Reverse Stock Split) of AlloVir RSUs). In order to receive the foregoing benefits, Mr. Miller executed a general release in favor of AlloVir.

Brett Hagen

Mr. Hagen was eligible to participate in the AlloVir Executive Severance and Change of Control Policy, or the Severance Policy, pursuant to which, if (a) Mr. Hagen’s employment was terminated by AlloVir without Cause (as defined in the Severance Policy) or (b) he terminated his employment for Good Reason (as defined in the Severance Policy), in either case, within the period beginning three months prior to and ending 12 months following a Change of Control (as defined in the Severance Policy), then Mr. Hagen would have been entitled to (i) base salary payments for 12 months, or the Hagen Severance Period, provided that in the event Mr. Hagen was entitled to any payments under a restrictive covenant agreement with AlloVir, the base salary payments received in any calendar year would have been reduced by the amount he was paid in the same calendar year pursuant to the restrictive covenant agreement, (ii) a lump-sum payment equal to his target annual bonus, provided that this payment would have been reduced by the amount of any amount he was paid in the same calendar year pursuant to any restrictive covenant agreement with AlloVir, (iii) provided Mr. Hagen timely elected to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by Mr. Hagen until the earlier of, (A) the end of the Hagen Severance Period, and (B) the date Mr. Hagen or his spouse became eligible for health benefits through another employer or he otherwise became ineligible for COBRA, and (iv) the immediate vesting of any unvested and earned equity awards.

Payment by AlloVir of the foregoing severance amounts was contingent upon (a) Mr. Hagen executing a general release agreement in favor of AlloVir, which would have contained reasonable and customary provisions, (b) such release becoming irrevocable within the time frame set forth in the release agreement (but in no event more than 60 days following Mr. Hagen’s termination) and (c) continued compliance with post-termination restrictive covenants. Pursuant to the Severance Policy, if any payments or benefits provided to Mr. Hagen constituted “parachute payments” within the meaning of Section 280G of the Code, and any such payments were subject to the excise tax imposed by Section 4999 of the Code, Mr. Hagen’s payments would have been payable either (i) in full or (ii) reduced to such lesser amount that results in no portion of such payments being subject to the excise tax, whichever resulted in the greater after-tax benefit to Mr. Hagen.

In connection with the closing of the Merger, AlloVir entered into a Severance Acknowledge and Release with Mr. Hagen, or the Hagen Acknowledgment and Release. Pursuant to the terms of the Hagen Acknowledgment and Release and the terms of the Severance Policy, AlloVir provided certain benefits to Mr. Hagen including the following: (i) a lump sum in cash equal to 12 months of Mr. Hagen’s current base salary and annual bonus, (ii) a lump sum payment of retention bonuses of $51,381.17 described below, (iii) reimbursement for any COBRA premium payments, and (iv) acceleration of vesting of any unvested equity awards (comprising 1,098 shares (after giving effect to the Reverse Stock Split) of AlloVir RSUs). In order to receive the foregoing benefits, Mr. Hagen executed a general release in favor of AlloVir.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards held by each of the AlloVir named executive officers as of December 31, 2024.

All equity awards set forth in the table below were granted under the 2020 Plan.

		Option awards				Stock awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Diana Brainard (5)	2/2/23 (2)	26,847	—	152.95	2/2/33
	2/2/23 (3)					—	—
	8/16/22 (3)					—	—
	7/1/22 (2)	3,885	—	94.99	7/1/32
	7/1/22 (3)					—	—
	1/18/22 (2)	25,434	—	210.45	1/18/32
	1/18/22 (3)					—	—
	5/17/21 (2)	21,739	—	546.02	5/17/31
	5/17/21 (3)					—	—
	7/29/20 (4)	1,956	—	391.00	7/29/30
Vikas Sinha	2/2/23 (2)	5,563	7,153	152.95	2/2/33
	2/2/23 (3)					3,851	37,209
	8/16/22 (3)					1,902	18,373
	7/1/22 (2)	1,335	1,038	94.99	7/1/32
	7/1/22 (3)					559	5,400
	1/18/22 (2)	3,561	1,619	210.45	1/18/32
	1/18/22 (3)					663	6,405
	1/19/21 (2)	4,451	296	969.45	1/19/31
	1/19/21 (3)					159	1,536
	7/29/20 (2)	18,995	—	391.00	7/29/30
Edward Miller	2/2/23 (2)	3,091	3,974	152.95	2/2/33
	2/2/23 (3)					2,139	20,663
	8/16/22 (3)					285	2,573
	7/1/22 (2)	635	494	94.99	7/1/32
	7/1/22 (3)					266	2,570
	1/18/22 (2)	1,696	771	210.45	1/18/32
	1/18/22 (3)					316	3,053
	1/19/21 (2)	2,119	141	969.45	1/19/31
	1/19/21 (3)					76	734
	7/29/20 (2)	8,721	—	391.00	7/29/30
Brett Hagen	2/2/23 (2)	2,163	2,781	152.95	2/2/33
	2/2/23 (3)					1,498	14,471
	8/16/22 (3)					380	3,671
	7/1/22 (2)	476	370	94.99	7/1/32
	7/1/22 (3)					199	1,922
	1/18/22 (2)	1,272	578	210.45	1/18/32
	1/18/22 (3)					237	2,289
	1/19/21 (2)	1,324	88	969.45	1/19/31
	1/19/21 (3)					47	454
	7/29/20 (2)	1,886	—	391.00	7/29/30

(1)

The market value of the shares or units that have not vested is calculated based on the number of unvested shares or units at December 31, 2024, and the closing market price of the AlloVir stock on December 31, 2024, the last business day of the fiscal year, of $9.66 per share (after giving effect to the Reverse Stock Split).

(2)

This option was originally scheduled to vest over a four-year period, with 25% vesting on the first anniversary of the grant date and the remainder vesting in quarterly installments thereafter, subject to continued service.

(3)

These RSUs were originally scheduled to vest over a four-year period, with 25% vesting on the first anniversary of the grant date and the remainder vesting in quarterly installments thereafter, subject to continued service.

(4)

Dr. Brainard received these options for her service as a director of AlloVir prior to her service as Chief Executive Officer of AlloVir, after which she no longer received any additional compensation for her service as director. These options were originally scheduled to vest over a three-year period in equal quarterly installments, subject to continued service.

(5)

Effective as of December 19, 2024, the AlloVir board of directors determined that Dr. Brainard would no longer serve as the Chief Executive Officer of AlloVir. Dr. Brainard resigned as a director of AlloVir, effective as of December 19, 2024. In connection with her separation as Chief Executive Officer of AlloVir, and pursuant to the Brainard Separation Agreement and Brainard Employment Agreement, any unvested equity awards held by her were fully accelerated.

Immediately prior to the effective time of the Merger, in accordance with the terms of the Merger Agreement, each unexercised and outstanding AlloVir option with an exercise price per share equal to or greater than $92.00 was cancelled for no consideration. Accordingly, all unexercised and outstanding AlloVir options held by Mr. Sinha, Mr. Miller and Mr. Hagen were cancelled for no consideration in connection with the closing of the Merger. In connection with Mr. Sinha’s and Mr. Miller’s respective resignations from AlloVir at the effective time of the Merger, any unvested RSUs held by Mr. Sinha and Mr. Miller were fully accelerated, pursuant to the Sinha Separation Agreement, the 2019 Sinha Employment Agreement, the Miller Separation Agreement and the Miller Employment Agreement, respectively. Additionally, in connection with the closing of the Merger, any unvested RSUs held by Mr. Hagen were fully accelerated, pursuant to the Hagen Acknowledgment and Release and the Severance Policy.

Equity Grant Timing
The AlloVir compensation committee generally granted equity awards on an annual basis. In addition, eligible employees, including the AlloVir named executive officers, could have voluntarily enrolled in our 2020 Employee Stock Purchase Plan, or the ESPP, and received an option to purchase shares at a discount using payroll deductions accumulated during the prior six months, which purchase dates occurred in June and December. During 2024, the AlloVir compensation committee did not take into account any material nonpublic information when determining the timing and terms of equity incentive awards, and AlloVir did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During 2024, AlloVir did not grant stock options to the AlloVir named executive officers during any period beginning four business days before and ending one business day after the filing or furnishing of a Form
10-Q,
10-K
or
8-K
that disclosed material nonpublic information.
Separation Agreements
Effective December 19, 2024, the AlloVir board of directors determined that Dr. Brainard would no longer serve as Chief Executive Officer of AlloVir. In connection with Dr. Brainard’s separation, AlloVir and Dr. Brainard entered into the Brainard Separation Agreement. Pursuant to the terms of the Brainard Separation Agreement and to the terms of the Brainard Employment Agreement, AlloVir provided certain benefits to Dr. Brainard, including the following: (i) a lump sum in cash in an amount equal to 36 months of Dr. Brainard’s current base salary, (ii) a lump sum in cash in an amount equal to 100% of Dr. Brainard’s target bonus for the current year, (iii) a lump sum payment of the retention bonus of $100,000 described below, (iv) reimbursement for any monthly COBRA premium payments for up to 18 months, and (v) acceleration of vesting of any unvested equity awards (comprising of 16,153 shares (after giving effect to the Reverse Stock Split) of AlloVir RSUs). In order to receive the foregoing benefits, Dr. Brainard executed a general release in favor of AlloVir.
Effective as of the effective time of the Merger, Mr. Sinha resigned as Chief Executive Officer, President and Chief Financial Officer of AlloVir. In connection with Mr. Sinha’s resignation, AlloVir and Mr. Sinha entered into the Sinha Separation Agreement. Pursuant to the terms of the Sinha Separation Agreement and to the terms of the 2019 Sinha Employment Agreement, AlloVir provided certain benefits to Mr. Sinha, including the following: (i) a lump sum in cash in an amount equal to 24 months of Mr. Sinha’s current base salary, (ii) a lump sum payment of the retention bonus of $100,000 described below, (iii) reimbursement for any monthly COBRA premium payments for up to 18 months, and (iv) acceleration of vesting of any unvested equity awards (comprising 6,045 shares (after giving effect to the Reverse Stock Split) of AlloVir RSUs). In order to receive the foregoing benefits, Mr. Sinha executed a general release in favor of AlloVir.
Effective as of the effective time of the Merger, Mr. Miller resigned as General Counsel and Secretary of AlloVir. In connection with Mr. Miller’s resignation, AlloVir and Mr. Miller entered into the Miller Separation Agreement. Pursuant to the terms of the Miller Separation Agreement and to the terms of the Miller Employment Agreement, AlloVir provided certain benefits to Mr. Miller, including the following: (i) a lump sum in cash in an amount equal to 12 months of Mr. Miller’s current base salary, (ii) a lump sum payment of the retention bonus of $100,000 described below, (iii) reimbursement for any monthly COBRA premium payments for up to 12 months, and (iv) acceleration of vesting of any unvested equity awards (comprising 2,613 shares (after giving effect to the Reverse Stock Split) of AlloVir RSUs). In order to receive the foregoing benefits, Mr. Miller executed a general release in favor of AlloVir.
Severance Acknowledgement and Release
In connection with the closing of the Merger, AlloVir entered into the Hagen Acknowledgement and Release. Pursuant to the terms of the Hagen Acknowledgement and Release and the terms of the Severance Policy, AlloVir provided certain benefits to Mr. Hagen including the following: (i) a lump sum in cash equal to 12 months of Mr. Hagen’s current base salary and annual bonus, (ii) a lump sum payment of the transaction and retention bonuses of $51,381.17 described below, (iii) reimbursement for any COBRA premium payments, and (iv) acceleration of vesting of any unvested equity awards (comprising 1,098 shares (after giving effect to the Reverse Stock Split) of AlloVir RSUs). In order to receive the foregoing benefits, Mr. Hagen executed a general release in favor of AlloVir.
Retention Arrangements
Retention Agreements
AlloVir entered into retention agreements with Mr. Hagen in February 2024 and May 2024, pursuant to which Mr. Hagen received retention bonuses equal to $101,720, $50,680 and $193,752, subject to Mr. Hagen’s continued employment with AlloVir through September 30, 2024. AlloVir entered into an additional retention agreement with Mr. Hagen in September 2024, pursuant to which Mr. Hagen was entitled to a monthly cash payment of $16,953 commencing October 1, 2024 until the later of (a) March 31, 2025, and (b) the consummation of the Merger, subject to Mr. Hagen’s continued employment through such date, provided, that if Mr. Hagen was terminated without cause prior to such date, Mr. Hagen was nonetheless entitled to such monthly payments through such date. If Mr. Hagen’s employment continued beyond March 31, 2025, the monthly payment would have continued at a rate of $16,953 per month or such higher amount as agreed by AlloVir.
Retention Bonuses
On April 11, 2024, the AlloVir compensation committee approved cash retention bonuses payable to certain of AlloVir’s employees and executive officers and recommended that the AlloVir board of directors approve cash retention bonuses payable to certain of AlloVir’s executive officers, subject to their continued employment through the consummation of the Merger. The AlloVir board of directors approved the AlloVir compensation committee’s recommendation on May 31, 2024. Vikas Sinha and Edward Miller were each eligible to receive a retention bonus equal to $100,000 and Brett Hagen was eligible to receive a retention bonus equal to $34,000.
Pursuant to the Brainard Separation Agreement, Dr. Brainard received the $100,000 retention bonus payment in a lump sum upon her separation as Chief Executive Officer of AlloVir, effective December 19, 2024.

Employee Benefit Plans

401(k) Plan

AlloVir maintained a defined contribution employee retirement plan for its employees, including the AlloVir named executive officers. The plan was intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, were not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). Under the 401(k) plan, each employee was fully vested in his or her deferred salary contributions and any qualified nonelective contributions made by AlloVir. Employee contributions were held and invested by the plan’s trustee as directed by participants. The 401(k) plan provided AlloVir with the discretion to match employee contributions.

Health and Welfare Benefits

All of AlloVir’s full-time employees, including its executive officers, were eligible to participate in certain medical, disability and life insurance benefit programs offered by AlloVir. AlloVir paid the premiums for term life insurance and disability for all employees, including executive officers. AlloVir did not sponsor any qualified or non-qualified defined benefit plans for any of its employees or executives.

Compensation Risk Assessment

AlloVir believed that its executive compensation program did not encourage excessive or unnecessary risk taking. This was primarily due to the fact that AlloVir’s compensation programs were designed to encourage AlloVir’s executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with AlloVir’s pay-for-performance compensation philosophy. As a result, AlloVir did not believe that AlloVir’s compensation programs were reasonably likely to have a material adverse effect on it.

Legacy Kalaris Executive Compensation

This section describes the material elements of compensation awarded to, earned by or paid to each of the Legacy Kalaris named executive officers in 2024. The Legacy Kalaris “named executive officers” for 2024 were:

•	Andrew Oxtoby, our current President and Chief Executive Officer;

•	Jeffrey Nau, Legacy Kalaris’ former Chief Operating Officer; and

•	Kourous Rezaei, Legacy Kalaris’ former President.

The share and per share amounts included in this section relate to Legacy Kalaris prior to the closing of the Merger and do not give effect to the exchange of shares at the closing of the Merger based upon the agreed upon exchange ratio.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by, or paid to the Legacy Kalaris named executive officers for the years ended December 31, 2024 and 2023.

Name and Principal Position	Year	Salary ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All other compensation ($)		Total ($)
Andrew Oxtoby
Current President and Chief Executive Officer(3)	2024	394,160		1,388,585	176,856	5,552		1,965,153
Jeffrey Nau, Ph.D.
Former Chief Operating Officer(4)	2024	280,076		540,370	83,910	33,593		937,949
Kourous Rezaei	2024	260,450	(6)	—	—	185,518	(7)	445,967
Former President(5)	2023	500,000		—	175,000	—		675,000

(1)

The amount reported in the “Option Awards” column reflects the aggregate grant date fair value of Legacy Kalaris option awards granted during 2024 and computed in accordance with the provisions of FASB ASC Topic 718. See Note 11 to Legacy Kalaris’ audited financial statements appearing in Exhibit 99.5 to our Current Report on Form 8-K filed with the SEC on March 18, 2025 regarding assumptions underlying the valuation of equity awards.

(2)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect annual performance-based cash bonuses earned by the Legacy Kalaris named executive officers for their performance during the year ended December 31, 2024.

(3)

Because Mr. Oxtoby was not a named executive officer prior to 2024, compensation information is not provided for 2023. Effective March 4, 2024, Mr. Oxtoby was appointed as President and Chief Executive Officer of Legacy Kalaris. The salary reported in the “Salary” column and the annual performance-based cash bonus reported in the “Non-Equity Incentive Plan Compensation” column reflect the pro rata portion of Mr. Oxtoby’s annualized salary and annual performance-based cash bonus that was earned during 2024.

(4)

Because Dr. Nau was not a named executive officer prior to 2024, compensation information is not provided for 2023. Effective April 29, 2024, Dr. Nau was appointed as Chief Operating Officer of Legacy Kalaris. The salary reported in the “Salary” column and the annual performance-based cash bonus reported in the “Non-Equity Incentive Plan Compensation” column reflect the pro rata portion of Dr. Nau’s annualized salary and annual performance-based cash bonus that was earned during 2024. Effective as of April 1, 2025, Dr. Nau resigned as our Chief Operating Officer.

(5)	Dr. Rezaei resigned as President of Legacy Kalaris, effective March 4, 2024. Effective March 4, 2024, Andrew Oxtoby was appointed as President and Chief Executive Officer of Legacy Kalaris.
(6)

In February 2024, Dr. Rezaei received an adjustment to his base salary from $500,000 to $520,000 in order to more closely align his annual base salary with market-based salary rates. The salary reported reflects the pro rata portion of Dr. Rezaei’s annualized salary that was earned in 2024.

(7)

All other compensation for 2024 to Dr. Rezaei reflects: (1) a payment of $50,680 for unused paid-time off, (2) a severance payment of $130,000 pursuant to the Rezai Separation Agreement (as defined below) and (3) other payments of $4,836.

Narrative Disclosure to Summary Compensation Table

Base Compensation

Legacy Kalaris used base compensation or salaries to recognize the experience, skills, knowledge and responsibilities required of its executive officers. As discussed below under “Employment Agreement with Dr. Kourous Rezaei”, the offer letter Legacy Kalaris entered into with Dr. Rezaei in connection with the commencement of his employment provided for an automatic increase in his annualized base salary in 2022. Otherwise, none of the Legacy Kalaris named executive officers was party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base compensation or salary.

For the year ended December 31, 2024, Legacy Kalaris paid Mr. Oxtoby and Dr. Nau annualized base salaries of $475,000 and $415,000, respectively. For the year ended December 31, 2024, Legacy Kalaris paid Dr. Rezai an annualized base salary of $500,000 until February 2024 when Legacy Kalaris increased his annual base salary to $520,000 in order to more closely align his annual base salary with market-based salary rates. For the year ended December 31, 2023, Legacy Kalaris paid Dr. Rezaei an annualized base salary of $500,000.

Bonus Compensation

The Legacy Kalaris board of directors could, in its discretion, award bonuses to the Legacy Kalaris named executive officers from time to time. The Legacy Kalaris named executive officers were eligible for annual performance-based bonuses up to a specified percentage of their base salaries, subject to approval by the Legacy Kalaris board of directors. Performance-based bonuses, which were calculated as a percentage of base salary, were designed to motivate Legacy Kalaris’ executive officers to achieve annual goals based on Legacy Kalaris’ strategic, financial and operating performance objectives.

With respect to 2024 performance, the Legacy Kalaris board of directors awarded prorated performance-based bonuses of $176,856 and $83,910 to Mr. Oxtoby and Dr. Nau, respectively. With respect to 2023 performance, the Legacy Kalaris board of directors awarded a performance-based bonus of $175,000 to Dr. Rezaei.

Equity Incentives

Although Legacy Kalaris did not have a formal policy with respect to the grant of equity incentive awards to its executive officers, or any formal equity ownership guidelines applicable to them, Legacy Kalaris believed that equity grants provided its executives with a strong link to Legacy Kalaris’ long-term performance, created an ownership culture and helped to align the interests of Legacy Kalaris’ executive officers and Legacy Kalaris’ stockholders. Accordingly, Legacy Kalaris used stock options and restricted stock awards to compensate its executive officers in the form of initial grants in connection with the commencement of employment and also at various other times, if Legacy Kalaris or they performed as expected or better than expected. In addition, Legacy Kalaris believed that equity grants with a time-based vesting feature promoted executive retention because this feature incentivized its executive officers to remain in Legacy Kalaris’ employment during the vesting period. The option awards that Legacy Kalaris granted to its executive officers typically vested as to 1/4th of the shares subject to the option on the one-year anniversary of the vesting commencement date and 1/48th of the shares subject to the option on each one-month anniversary thereafter such that the option would fully vest on the fourth-year anniversary of the vesting commencement date. The restricted stock awards that Legacy Kalaris granted to its executive officers vested as to 1/48th of the shares subject to the grant on each one-month anniversary of the vesting commencement date. Vesting rights ceased upon termination of employment and exercise rights for previously vested stock options ceased shortly after termination, though exercisability was extended in the case of death or disability.

Legacy Kalaris executive officers were eligible to participate in our 2019 Equity Incentive Plan, or the 2019 Plan. All Legacy Kalaris options and restricted stock awards were granted pursuant to the 2019 Plan. For a description of the 2019 Plan, see the section entitled “ —2019 Equity Incentive Plan” below for additional information.

None of the Legacy Kalaris executive officers was party to an employment agreement that provided for the automatic award of stock options or other stock awards. Legacy Kalaris did not maintain a practice of granting additional equity on an annual basis, but retained discretion to provide additional targeted grants in certain circumstances. Accordingly, the Legacy Kalaris board of directors periodically reviewed the equity incentive compensation of the Legacy Kalaris executive officers and from time to time granted equity incentive awards to them in the form of stock options or other stock awards.

In May 2024, Legacy Kalaris granted Mr. Oxtoby and Dr. Nau options to purchase 2,364,143 and 919,389 shares of Legacy Kalaris common stock, respectively, under the 2019 plan. Each of these options was exercisable at a price per share of $0.17 and vested as to 1/4th of the shares subject to the option on the one-year anniversary of the vesting commencement date and 1/48th of the shares subject to the option on each one-month anniversary thereafter, subject to continuous service. Legacy Kalaris did not grant stock option awards to Dr. Rezaei during the years ended December 31, 2023 and December 31, 2024.

Prior to the exercise of an option, the holder had no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents.

Legacy Kalaris historically granted stock options with exercise prices that were equal to the fair market value of Legacy Kalaris common stock on the date of grant as determined by the Legacy Kalaris board of directors, based on a number of objective and subjective factors.

Outstanding Equity Awards at December 31, 2024

The following table sets forth information regarding all outstanding equity awards held by the Legacy Kalaris named executive officers as of December 31, 2024.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Andrew Oxtoby	—	2,364,143	(1)	0.17	05/27/2034
Jeffrey Nau, Ph.D.	—	919,389	(2)	0.17	05/27/2034
Kourous Rezai	—	—		—	—

(1)

This option was granted on May 28, 2024 under the 2019 Plan and vests with respect to 1/4th of the shares subject to the option on the one-year anniversary of the vesting commencement date and 1/48th of the shares subject to the option on each one-month anniversary thereafter, subject to continuous service.

(2)

This option was granted on May 28, 2024 under the 2019 Plan and vests with respect to 1/4th of the shares subject to the option on the one-year anniversary of the vesting commencement date and 1/48th of the shares subject to the option on each one-month anniversary thereafter, subject to continuous service.

At the effective time of the Merger and in accordance with the Merger Agreement, we assumed the 2019 Plan and each such Legacy Kalaris option in accordance with the terms of the 2019 Plan and the terms of each stock option agreement by which such Legacy Kalaris option was evidenced.

Employment and Other Agreements with Named Executive Officers

Legacy Kalaris entered into written employment agreements with each of its executive officers. These agreements set forth the terms of the executive officer’s compensation, including base salary, annual discretionary bonus eligibility and severance benefits, among other matters. The employment agreements with Dr. Nau and Dr. Rezaei are summarized below. On April 10, 2025, we entered into an employment agreement with Mr. Oxtoby in connection with his continued employment as our President and Chief Executive Officer. See “—Executive Compensation Following the Merger – Employment Agreements and Other Arrangements” below for additional information.

Employment Agreement with Dr. Jeffrey Nau

On April 18, 2024, Legacy Kalaris entered into an offer letter, or the Nau Offer Letter, with Jeffrey Nau in connection with his employment as Chief Operating Officer of Legacy Kalaris, effective April 29, 2024. Under the Nau Offer Letter, Dr. Nau was an at-will employee and his employment with Legacy Kalaris could be terminated by Dr. Nau or Legacy Kalaris at any time and for no reason. Dr. Nau’s annualized base salary could be increased from time to time in accordance with normal business practice and in the sole discretion of Legacy Kalaris. Dr. Nau was eligible to receive an annual discretionary bonus of up to a specified percentage of his base salary for the applicable calendar year. Pursuant to the Nau Offer Letter, subject to approval by the Legacy Kalaris board of directors, Dr. Nau was entitled to receive an option to purchase up to 919,389 shares of Legacy Kalaris common stock.

Under the Nau Offer Letter, in the event of termination of Dr. Nau’s employment by Legacy Kalaris without cause or by him for good reason (each as defined in the Nau Offer Letter), Dr. Nau was entitled to, subject to execution of and compliance with certain restrictive covenants, (i) continued payment of his base salary for a period of six months following his cessation of employment and (ii) provided that he was eligible for and timely elected continued coverage under COBRA, payment, or reimbursement for, the monthly COBRA premiums to continue coverage for himself and eligible dependents through the period starting the date of his cessation of employment and ending on the earliest to occur of (x) six months following his cessation of employment, (y) the date he became eligible for group health insurance coverage through a new employer, or (z) the date he ceased to be eligible for COBRA continuation coverage for any reason. In addition, if, within three months prior to or twelve months following a change in control of Kalaris, either Dr. Nau’s employment was terminated by Legacy Kalaris without cause or he resigned for good reason, Dr. Nau was entitled, subject to his execution of and compliance with certain restrictive covenants, (i) continued payment of his base salary for a period of nine (9) months following his cessation of employment and (ii) full acceleration of the unvested equity grants previously granted to him by Legacy Kalaris.

In connection with the Nau Offer Letter, the Legacy Kalaris board of directors approved an annualized base salary of $415,000 for 2024 and an annual performance bonus target percentage of 30% for Dr. Nau.

Employment Agreement with Dr. Kourous Rezaei

On September 17, 2021, Legacy Kalaris entered into an offer letter, or the Rezaei Offer Letter, with Dr. Rezaei in connection with his employment as President of Legacy Kalaris. Under the Rezaei Offer Letter, Dr. Rezaei was an at-will employee and his employment with Legacy Kalaris could be terminated by Dr. Rezaei or Legacy Kalaris at any time and for any reason.

Pursuant to the Rezaei Offer Letter, Dr. Rezaei’s annualized base salary could have been increased from time to time in accordance with normal business practice and in the sole discretion of Legacy Kalaris. Dr. Rezaei received a sign-on bonus in connection with the commencement of his employment with Legacy Kalaris and was eligible to receive an annual retention and performance target bonus up to a specified percentage of his base salary for the applicable calendar year. Pursuant to the Rezaei Offer Letter, subject to approval by the Legacy Kalaris board of directors, Dr. Rezaei was to receive a restricted stock award for a number of shares equal to three percent (3%) of Legacy Kalaris’ fully-diluted shares outstanding following the closing of Legacy Kalaris’ Series A financing, subject to time-based vesting.

Under the Rezaei Offer Letter, in the event of the termination of Dr. Rezaei’s employment by Legacy Kalaris without cause or by him for good reason (each as defined in the Rezaei Offer Letter), Dr. Rezaei was entitled, subject to his execution of and compliance with certain restrictive covenants, to (i) continued payment of his base salary for a period of three months following his cessation of employment and (ii) acceleration of six months of vesting of the unvested shares of Legacy Kalaris common stock underlying the restricted stock award discussed above. In addition, if, within the twelve month period following a change in control of Legacy Kalaris, either Dr. Rezaei’s employment was terminated by Legacy Kalaris without cause or he resigned for good reason, Dr. Rezaei was entitled, subject to his execution of and compliance with certain restrictive covenants, (i) continued payment of his base salary for a period of six months following his cessation of employment and (ii) full acceleration of vesting of the unvested shares underlying the restricted stock award discussed above.

In connection with the Rezaei Offer Letter, the Legacy Kalaris board of directors approved an initial annualized base salary of $450,000 for Dr. Rezaei for 2021 and an annual performance bonus target percentage of 35%. Pursuant to the Rezaei Offer Letter, in 2022, Dr. Rezaei’s annualized base salary was automatically increased to $500,000. In February 2024, Dr. Rezaei received an adjustment to his base salary from $500,000 to $520,000 in order to more closely align his annual base salary with market-based salary rates.

Separation Agreement with Dr. Kourous Rezaei

In connection with Dr. Rezaei’s resignation as President of Legacy Kalaris, effective March 4, 2024, Legacy Kalaris entered into a separation and release agreement, or the Rezaei Separation Agreement, with Dr. Rezaei on July 1, 2024, the Rezaei Separation Date. Pursuant to the Rezaei Separation Agreement, Dr. Rezaei agreed to continue to provide services to Legacy Kalaris until July 1, 2024, subject to earlier termination. Pursuant to the Rezaei Separation Agreement, Dr. Rezaei was entitled to receive his then-current base salary and to participate in Legacy Kalaris’ benefit plans.

Pursuant to the Rezaei Separation Agreement, Legacy Kalaris agreed to continue to pay Dr. Rezaei his base salary, less applicable taxes and withholdings, for a period of three months following the Separation Date. In addition, Legacy Kalaris agreed to accelerate six months of vesting, as of the Rezaei Separation Date, of the unvested shares of the restricted stock granted to Dr. Rezaei on February 11, 2022 and the remaining unvested shares of restricted continued to vest in equal installments through the Rezaei Separation Date. The Rezaei Separation Agreement also included a general release of claims by Dr. Rezaei.

In connection with Dr. Rezaei’s resignation as President of Legacy Kalaris on March 4, 2024, Dr. Rezaei also resigned from the Legacy Kalaris board of directors.

Employee Invention and Non-Disclosure Agreements, Non-Competition and Non-Solicitation Agreements

Each of Legacy Kalaris’ executive officers entered into standard forms of agreements with respect to proprietary and confidential information, and developments and inventions by such executive officer. Under these agreements, each executive officer agreed to protect Legacy Kalaris’ confidential and proprietary information during and after the executive officer’s employment with Legacy Kalaris. In addition, under these agreements, each executive officer agreed that Legacy Kalaris owned all developments and inventions that were developed by such executive officer within the scope of and during the period of such executive officer’s employment with Legacy Kalaris that were related to Legacy Kalaris’ business or research and development conducted or planned to be conducted by Legacy Kalaris at the time such development was created. Each executive officer also agreed to provide Legacy Kalaris with a non-exclusive, worldwide, perpetual, transferable, irrevocable, royalty-free, fully-paid right and license to use any prior developments and inventions that such executive officer incorporated into any product, material, process or service of Legacy Kalaris.

In addition, each of Legacy Kalaris’ executive officers entered into standard forms of agreements with respect to non-competition and non-solicitation. Under these agreements, each executive officer agreed not to compete with Legacy Kalaris during such executive officer’s employment with Legacy Kalaris and for a period of one year after the termination or cessation of employment, and not to solicit Legacy Kalaris’ employees, independent contractors, clients, customers, accounts or business partners while employed with Legacy Kalaris and for a period of one year after the termination or cessation of employment.

Employee Benefits and Equity Compensation Plans

2019 Equity Incentive Plan

The Legacy Kalaris board of directors adopted, and the Legacy Kalaris stockholders approved, the 2019 Plan in September 2019. The 2019 Plan was amended on February 11, 2022, March 1, 2022, April 8, 2023, October 12, 2023, and May 28, 2024 to increase the number of shares of Legacy Kalaris common stock available for issuance under the 2019 Plan. At the effective time of the Merger and in accordance with the Merger Agreement, we assumed the 2019 Plan and each such Legacy Kalaris option in accordance with the terms of the 2019 Plan and the terms of each stock option agreement by which such Legacy Kalaris option was evidenced. The material terms of the 2019 Plan are summarized below.

The 2019 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, and restricted stock units. Legacy Kalaris’ employees, officers, directors, and consultants were eligible to receive awards under the 2019 Plan. Incentive stock options, however, were only granted to Legacy Kalaris employees.

Authorized Shares. As of March 18, 2025, the closing date of the Merger, Legacy Kalaris had reserved an aggregate of 7,880,476 shares of Legacy Kalaris common stock for the issuance of awards under the 2019 Plan. As of immediately prior to the effective time of the Merger, 5,678,073 Legacy Kalaris stock options were issued and outstanding under the 2019 Plan to purchase shares of Legacy Kalaris common stock at a weighted average exercise price of $0.15 per share, 7,020 shares of Legacy Kalaris common stock were issued and outstanding under the 2019 Plan pursuant to unvested restricted stock awards and 1,104,782 shares of Legacy Kalaris common stock remained available for the issuance of future awards under the 2019 Plan.

At the effective time of the Merger, each outstanding Legacy Kalaris option, whether or not vested, was converted into an option of the Company. From and after the effective time, each Legacy Kalaris option assumed by us may be exercised for such number of shares of our common stock as is determined by multiplying the number of shares of Legacy Kalaris common stock that remain available for issuance under the 2019 Plan and that are subject to Legacy Kalaris options immediately prior to the effective time by the exchange ratio, rounding down to the nearest whole number of shares of our common stock. The per-share exercise price of each Legacy Kalaris option will be determined by dividing the per-share exercise price of the Legacy Kalaris option immediately prior to the effective time by the exchange ratio, rounding up to the nearest whole cent. As of immediately following the effective time of the Merger, 1,144,690 Legacy Kalaris stock options were issued and outstanding under the 2019 Plan to purchase shares of Legacy Kalaris common stock at a weighted average exercise price of $0.77 per share.

Plan Administration. Pursuant to the terms of the 2019 Plan, the board of directors (or a committee delegated by the board of directors, or the Committee) administers the 2019 Plan and, subject to any limitations in the 2019 Plan, selects the recipients of awards and determines:

•	the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

•	the type of options to be granted;

•	the duration of options, which may not be in excess of ten years;

•

the exercise price of options, which must be at least equal to the fair market value of a share of our common stock on the date of grant unless expressly determined in writing by the Committee on the option grant date; and

•

the number of shares of our common stock subject to any stock appreciation rights, restricted stock awards, or restricted stock units and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price (though the exercise price of stock appreciation rights must be at least equal to the fair market value of a share of our common stock on the date of grant and the duration of such awards may not be in excess of ten years).

Transferability of Awards. Except as permitted by the Committee, awards granted under the 2019 Plan may not be pledged, hypothecated, assigned or otherwise transferred other than by will or by the laws of descent and distribution, and, with respect to nonqualified stock options, by instrument to certain inter vivos or testamentary trusts or by gift to certain family members. Unless an award is transferred pursuant to the terms of the 2019 Plan, during the lifetime of the participant, an award will be exercisable only by the participant or the participant’s legal representative.

Effect of Certain Changes in Capitalization. In the event that the number of outstanding shares of our common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or other change in our capital structure affecting shares of our common stock without consideration, then in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2019 Plan, (i) the number of shares of our common stock reserved for issuance under the 2019 Plan, (ii) the exercise prices of and number of shares of our common stock subject to outstanding options and stock appreciation rights, and (iii) the purchase prices of and/or number of shares of our common stock subject to other outstanding awards, will (to the extent appropriate) be proportionately adjusted, subject to any required action by the board of directors or stockholders and compliance with applicable securities laws.

Effect of Certain Corporate Transactions. In the event that we are subject to an Acquisition (as defined in the 2019 Plan) or Other Combination (as defined in the 2019 Plan), outstanding awards under the 2019 Plan will be subject to the agreement evidencing the Acquisition or Other Combination, which need not treat all outstanding awards in an identical manner. Such agreement, without the participant’s consent, will provide for one or more of the following with respect to all outstanding awards as of the effective date of such Acquisition or Other Combination:

•	The continuation of such outstanding awards by us (if we are the successor entity).

•

The assumption of outstanding awards by the successor or acquiring entity (if any) in such Acquisition or Other Combination (or the parent entity thereof), which assumption will be binding on all participants; provided that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right or any award that is subject to the rules of Section 409A of the tax code will be adjusted appropriately.

•

The substitution by the successor or acquiring entity in such Acquisition or Other Combination (or the parent entity thereof) of equivalent awards with substantially the same terms for such outstanding awards; provided that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right any award that is subject to the rules of Section 409A of the tax code will be adjusted appropriately.

•	The full or partial exercisability or vesting and accelerated expiration of outstanding awards.

•

The settlement of the full value of such outstanding award (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity (or the parent entity thereof) with a fair market value equal to the required amount, followed by the cancellation of such awards. Subject to applicable tax rules, such payment may be made in installments and may be deferred until the date or dates when the award would have become exercisable or vested, and may be subject to vesting based on the participant’s continued service (provided that the vesting schedule may not be less favorable to the participant than the schedule under which the award would have otherwise become vested or exercisable without the participant’s consent).

•	The cancellation of outstanding awards in exchange for no consideration.

Immediately following an Acquisition or Other Combination, outstanding awards will terminate and cease to be outstanding, except to the extent such awards have been continued, assumed or substituted, as described above. An award will be considered assumed if, following the Acquisition or Other Combination, the award confers the right to purchase or receive, for each share of our common stock subject to the award immediately prior to the Acquisition or Other Combination, the consideration (whether stock, cash, or other securities or property) received in the Acquisition or Other Combination by holders of shares of our common stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares). However, if the consideration received in the Acquisition or Other Combination is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an option or stock appreciation right or upon settlement of a restricted stock unit, for each share subject to such award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of our common stock in the Acquisition or Other Combination.

Amendment of Plan and Awards. The Committee may at any time terminate or amend the 2019 Plan in any respect, including the amendment of any form of award agreement or instrument to be executed pursuant to the 2019 Plan. However, the Committee will note, without the approval of our stockholders, amend the 2019 Plan in any manner that requires stockholder approval pursuant to the Code (or the regulations promulgated thereunder) as such provisions relate to incentive stock options. The termination of the 2019 Plan, or any amendment thereof, will not affect any share previously issued or any award previously granted under the 2019 Plan.

The Committee may modify, extend or renew outstanding options and authorize the grant of new options in substitution therefor, provided that any such action may not, without the written consent of a participant, impair any of the participant’s rights under any previously granted option.

The Committee may authorize us, with the consent of the affected participants, to issue new awards in exchange for the surrender and cancellation of any or all outstanding awards. Without prior stockholder approval, the Committee may reprice options or stock appreciation rights (and where such repricing is a reduction in the exercise price, the consent of the affected participants is not required as long as written notice is provided to the affected participants). The Committee may at any time buy from a participant an award previously granted with payment in cash, shares of our common stock (including restricted stock) or other consideration, based on such terms and conditions as the Committee and the participant may agree.

Termination. Unless earlier terminated as described above, the 2019 Plan will automatically terminate ten years after the latter of (i) the date the 2019 Plan was adopted by the Legacy Kalaris board of directors, and (ii) the date of the most recent increase in the number of shares of our common stock reserved for issuance under the 2019 Plan approved by our stockholders.

401(k) Plan

Legacy Kalaris sponsored a 401(k) plan, which allowed for eligible employees to elect to contribute to the 401(k) plan, subject to certain limitations of eligible compensation. Pursuant to the terms of such 401(k) plan, Legacy Kalaris could make discretionary matching contributions under and pursuant to the terms of the plan and applicable law. However, no such contributions were made by Legacy Kalaris.

Other Benefits

Legacy Kalaris’ executive officers were eligible to participate in Legacy Kalaris’ employee bonus and benefit programs that Legacy Kalaris established and made available to Legacy Kalaris employees from time to time, including its health and welfare plans.

Executive Compensation Following the Merger

On the closing date of the Merger, the board of directors appointed Andrew Oxtoby as our President and Chief Executive Officer and Matthew Feinsod, M.D., as our Chief Medical Officer. Brett Hagen continues to serve as our Chief Accounting Officer following the closing of the Merger.

The material terms of our post-Merger executive compensation arrangements are described below.

Base Compensation

We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all of our employees, including our executive officers and other key employees. In April 2025, our board of directors increased Mr. Oxtoby’s and Dr. Feinsod’s annual base compensation for the year ending December 31, 2025 to $569,100 and $471,900, respectively, effective as of March 18, 2025. Effective as of March 18, 2025, Mr. Hagen’s annual base compensation for the year ending December 31, 2025 is $400,000.

Bonus Compensation

Our board of directors may, in its discretion, award bonuses to our executive officers and other key employees from time to time. Performance-based bonuses are calculated as a percentage of base compensation or salary and are designed to motivate our executive officers and other key employees to achieve annual goals based on our strategic, financial and operating performance objectives. For the year ending December 31, 2025, Mr. Oxtoby’s, Dr. Feinsod’s and Mr. Hagen’s target annual bonus is equal to 55%, 40% and 35% of his base salary, respectively.

Equity Incentives

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers or other key employees, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executive officers and other key employees with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executive officers, our other key employees and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote retention because this feature incentivizes our executive officers and other key employees to remain in our employment during the vesting period.

Employment Agreements and Other Arrangements

Andrew Oxtoby

On April 10, 2025, we entered into an employment agreement, or the Oxtoby Employment Agreement, with Andrew Oxtoby in connection with his continued employment as our President and Chief Executive Officer. The Oxtoby Employment Agreement supersedes all pre-existing agreements and understandings that Mr. Oxtoby may have entered into concerning his employment relationship with us and our subsidiaries.

Pursuant to the Oxtoby Employment Agreement, Mr. Oxtoby receives an annualized base salary of $569,100 and is eligible to receive an annual performance bonus of up to 55% of his base salary, or the Oxtoby Target Bonus, as determined by the board of directors. Mr. Oxtoby is also eligible to participate in our employee benefit plans, subject to the terms of those plans.

Under the Oxtoby Employment Agreement, if more than three months prior to or more than 12 months following a “change in control” (as defined in the Oxtoby Employment Agreement) of the Company, Mr. Oxtoby’s employment is terminated us without “cause” or by him for “good reason” (each as defined in the Oxtoby Employment Agreement), Mr. Oxtoby is entitled to, subject to (a) his execution of a severance and release of claims agreement in favor of the Company, which agreement must become irrevocable within 60 days following his termination (or such shorter period as may be directed by us), and (b) his continued compliance with the “restrictive covenant agreements” (as defined in the Oxtoby Employment Agreement) and any similar agreements with us, (i) continued payment of his base salary for a period of 12 months following his termination date, and (ii) provided that he is eligible for and timely elects to continue receiving group medical insurance pursuant to the COBRA, continued payment of the share of the premiums for health coverage that is paid by us for a period of up to 12 months.

Furthermore, if, within three months prior to or within 12 months following a change in control of the Company, Mr. Oxtoby’s employment is terminated by us without cause or by him for good reason, Mr. Oxtoby is entitled to, subject to (a) his execution of a severance and release of claims agreement in favor of the Company, which agreement must become irrevocable within 60 days following his termination (or such shorter period as may be directed by us), and (b) his continued compliance with the restrictive covenant agreements and any similar agreements with us, (i) continued payment of his base salary for a period of 18 months following his termination date, (ii) a lump-sum payment equal to 150% of the Oxtoby Target Bonus for the year in which his termination occurs or, if higher, the Oxtoby Target Bonus immediately prior to the change in control, (iii) provided that he is eligible for and timely elects to continue receiving group medical insurance pursuant to COBRA, continued payment of the share of the premiums for health coverage that is paid by us for a period of up to 18 months, and (iv) the acceleration of his then-unvested equity awards that vest based solely on the passage of time, such that all such then-unvested equity awards immediately vest and become fully exercisable or non-forfeitable as of his termination date.

Matthew Feinsod, M.D.

On May 12, 2025, we entered into an employment agreement, or the Feinsod Employment Agreement, with Matthew Feinsod, M.D., in connection with his continued employment as our Chief Medical Officer. The Feinsod Employment Agreement supersedes all pre-existing agreements and understandings that Dr. Feinsod may have entered into concerning his employment relationship with us and our subsidiaries.

Pursuant to the Feinsod Employment Agreement, Dr. Feinsod receives an annualized base salary of $471,900 and is eligible to receive an annual performance bonus of up to 40% of his base salary, or the Feinsod Target Bonus, as determined by the board of directors. Dr. Feinsod is also eligible to participate in our employee benefits plans, subject to the terms of those plans.

Under the Feinsod Employment Agreement, if more than three months prior to or more than 12 months following a “change in control” (as defined in the Feinsod Employment Agreement) of the Company, Dr. Feinsod’s employment is terminated by us without “cause” or by him for “good reason” (each as defined in the Feinsod Employment Agreement), Dr. Feinsod is entitled to, subject to (a) his execution of a severance and release of claims agreement in favor of the Company, which agreement must become irrevocable within 60 days following his termination (or such shorter period as may be directed by us), and (b) his continued compliance with the “restrictive covenant agreements” (as defined in the Feinsod Employment Agreement) and any similar agreements with us, (i) continued payment of his base salary for a period of nine months following his termination date, and (ii) provided that he is eligible for and timely elects to continue receiving group medical insurance pursuant to COBRA, continued payment of the share of the premiums for health coverage that is paid by us for a period of up to nine months.

Furthermore, if, within three months prior to or within 12 months following a change in control of the Company, Dr. Feinsod’s employment is terminated by us without cause or by him for good reason, Dr. Feinsod is entitled to, subject to (a) his execution a severance and release of claims agreement in favor of the Company, which agreement must become irrevocable within 60 days following his termination (or such shorter period as may be directed by us), and (b) his continued compliance with the restrictive covenant agreements and any similar agreements with us, (i) continued payment of his base salary for a period of 12 months following his termination date, (ii) a lump-sum payment equal to 100% of the Feinsod Target Bonus for the year in which his termination occurs or, if higher, the Feinsod Target Bonus immediately prior to the change in control, (iii) provided that he is eligible for and timely elects to continue receiving group medical insurance pursuant to COBRA, continued payment of the share of the premiums for health coverage that is paid by us for a period of up to 12 months, and (iv) the acceleration of his then-unvested equity awards that vest based solely on the passage of time, such that all such then-unvested equity awards immediately vest and become fully exercisable or non-forfeitable as of his termination date.

Brett Hagen

On December 17, 2024, we entered into an offer letter, or, as amended, the Hagen Offer Letter, with Brett Hagen in connection with his continued employment as our Chief Accounting Officer, which was amended on April 15, 2025. Pursuant to the Hagen Offer Letter, Mr. Hagen receives an annualized base salary of $400,000 and is eligible to receive an annual performance bonus of up to 35% of his base salary, or the Hagen Target Bonus, as determined by the board of directors. Mr. Hagen is also eligible to participate in our employee benefits plans, subject to the terms of those plans.

Under the Hagen Offer Letter, if more than three months prior to or more than 12 months following a “change in control” (as defined in the Hagen Offer Letter) of the Company, Mr. Hagen’s employment is terminated by us without “cause” or by him for “good reason” (each as defined in the Hagen Offer Letter), Mr. Hagen is entitled to, subject to (a) his execution of a severance and release of claims agreement in favor of the Company, which agreement must become irrevocable within 60 days following his termination (or such shorter period as may be directed by us), and (b) his continued compliance with the “restrictive covenant agreements” (as defined in the Hagen Offer Letter) and any similar agreements with us, (i) continued payment of his base salary for a period of nine months following his termination date, and (ii) provided that he is eligible for and timely elects to continue receiving group medical insurance pursuant to COBRA, continued payment of the share of the premiums for health coverage that is paid by us for a period of up to nine months.

Furthermore, if, within three months prior to or within 12 months following a change in control of the Company, Mr. Hagen’s employment is terminated by us without cause or by him for good reason, Mr. Hagen is entitled to, subject to (a) his execution a severance and release of claims agreement in favor of the Company, which agreement must become irrevocable within 60 days following his termination (or such shorter period as may be directed by us), and (b) his continued compliance with the restrictive covenant agreements and any similar agreements with us, (i) continued payment of his base salary for a period of 12 months following his termination date, (ii) a lump-sum payment equal to 100% of the Hagen Target Bonus for the year in which his termination occurs or, if higher, the Hagen Target Bonus immediately prior to the change in control, (iii) provided that he is eligible for and timely elects to continue receiving group medical insurance pursuant to COBRA, continued payment of the share of the premiums for health coverage that is paid by us for a period of up to 12 months, and (iv) the acceleration of his then-unvested equity awards that vest based solely on the passage of time, such that all such then-unvested equity awards immediately vest and become fully exercisable or non-forfeitable as of his termination date.

Director Compensation

AlloVir Director Compensation Table

The following table sets forth the total compensation paid to AlloVir’s non-employee directors during the year ended December 31, 2024. Diana Brainard, AlloVir’s former Chief Executive Officer, and Vikas Sinha, AlloVir’s former Chief Executive Officer, President and Chief Financial Officer, received no compensation for their service as directors, and, consequently, are not included in this table. The compensation received by Dr. Brainard and Mr. Sinha during the year ended December 31, 2024 is presented in “AlloVir Executive Compensation-Summary Compensation Table” above.

2024 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Derek Adams, Ph.D.(2)	52,500	27,027		—	79,527
Jeffrey S. Bornstein(3)	67,500	27,027		—	94,527
Malcolm Brenner, M.D., Ph.D.(3)	50,000	27,027		—	77,027
David Hallal(4)	200,000	27,027		—	227,027
Morana Jovan-Embiricos, Ph.D.(3)	65,000	27,027		—	92,027
Shawn Tomasello(3)	55,000	27,027		—	82,027
Juan Vera(3)	40,000	27,027		—	67,027

(1)

The amounts reported represent the aggregate grant date fair value of RSUs granted to the directors during 2024, calculated in accordance with ASC, Topic 718. Such grant date fair value does not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 2 to AlloVir’s audited financial statements included in AlloVir’s Annual Report on Form 10-K for the year ended December 31, 2024. The amount reported in this column reflects the accounting cost for these RSU awards and does not correspond to the actual economic value that may be received by the directors upon the vesting or settlement of the RSUs or any sale of the shares. In accordance with the terms of the Merger Agreement, as of immediately prior to the effective time of the Merger (i) each unexercised and outstanding AlloVir stock option with an exercise price per share equal to or greater than $92.00 (after giving effect to the Reverse Stock Split) was cancelled for no consideration and all other unexpired, unexercised and unvested AlloVir stock options were accelerated in full and (ii) each outstanding and unvested AlloVir RSU was accelerated in full and each outstanding and unsettled AlloVir RSU was settled in shares of AlloVir common stock.

(2)	As of December 31, 2024, this director held 1,521 shares subject to stock awards and 1,956 outstanding option awards.
(3)	As of December 31, 2024, this director held 1,521 shares subject to stock awards and 3,151 outstanding option awards.
(4)	As of December 31, 2024, this director held 1,921 shares subject to stock awards and 61,910 outstanding option awards.

Non-Employee Director Compensation Policy

In connection with AlloVir’s initial public offering, the AlloVir board of directors adopted a non-employee director compensation policy that was designed to provide a total compensation package that enabled AlloVir to attract and retain, on a long-term basis, high caliber non-employee directors. Under the policy, as amended in May 2023, all non-employee directors were paid cash compensation, as set forth below:

Annual Retainer ($)
Board of Directors:
All non-employee members	40,000
Chairman	160,000
Audit Committee:
Chairman	20,000
Non-Chairman members	10,000
Compensation Committee:
Chairman	15,000
Non-Chairman members	7,500
Nominating and Corporate Governance Committee:
Chairman	10,000
Non-Chairman members	5,000

Under the policy, upon initial election or appointment to the AlloVir board of directors, new non-employee directors received a one-time stock option grant to purchase 1,956 shares of the AlloVir’s common stock, which vested in equal quarterly installments over three years. In each subsequent year of a non-employee director’s tenure, the director received an annual equity grant of 1,521 RSUs, which vested in full upon the earlier to occur of the first anniversary of the grant date or the date of the next annual meeting of stockholders. The exercise price of the initial option awards was equal the fair market value of the AlloVir common stock, as measured by reference to market quotations on Nasdaq, as of the grant date. Vesting of any equity award ceased if a director resigned from the AlloVir board of directors or otherwise ceased to serve as a director, unless the AlloVir board of directors determined that circumstances warranted continuation of vesting.

In addition, each non-employee director was paid an annual retainer for their services on the AlloVir board of directors and, if applicable, for serving on committees of the AlloVir board of directors, in each case, as set forth in the table above. Such cash retainers were paid quarterly, and could be pro-rated based on the number of actual days served by the director during such calendar quarter.

Director Compensation Policy Following the Merger

On April 10, 2025, we adopted a non-employee director compensation policy. Under our non-employee director compensation policy, we pay our non-employee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The Chair of the board and each committee receives higher retainers for such service. We also make initial and annual equity awards to our non-employee directors and reimburse them for reasonable travel and other expenses incurred in connection with attending meetings of our board of directors and any committee of our board of directors on which they serve.

Under our non-employee director compensation policy, each non-employee director is entitled to receive an annual cash retainer of $40,000 for serving on our board of directors. The Chair of the board is also entitled to receive an annual cash retainer of $110,000. The Chairs and the members of the following three committees of the board are entitled to receive the following additional annual cash retainers:

Board Committee	Member Annual Retainer	Chair Incremental Annual Retainer
Audit Committee	$7,500	$7,500
Compensation Committee	6,000	6,000
Nominating and Corporate Governance Committee	4,000	4,000

All annual cash retainers are payable in arrears in four equal quarterly installments on the last day of each fiscal quarter, provided that (i) the amount of such payment is prorated for any portion of such quarter (based on the number of days serviced in the applicable quarter) that the director is not serving on the board, on such committee or in such position, and (ii) no retainer will be payable in respect of any period prior to March 18, 2025 and the first payment will be prorated.

In addition, each non-employee director receives, upon his or her initial election or appointment to our board of directors, an option to purchase 18,000 shares of our common stock. The initial award will have a term of ten years and will vest as to 2.7778% of the shares underlying such award at the end of each successive one-month period following the grant date until the third anniversary of the grant date, subject to the director’s continued service to us through the applicable vesting date. The vesting will accelerate to 100% of the shares upon a change of control of the Company. The exercise price will be the closing price of our common stock as reported on Nasdaq on the date of grant.

Beginning with the annual meeting of stockholders held in 2026, each non-employee director will be granted an option to purchase 9,000 shares of our common stock; provided that for a non-employee director who was initially elected to the board of directors within the one year preceding the annual meeting of stockholder, the number of shares subject to such award will be prorated based on the number of days served by such director during the preceding year. The annual award will have a term of ten years and will vest in full on the one-year anniversary of the grant date (or, if earlier, the date immediately prior to the date of the first annual meeting of stockholders occurring after the grant date), subject to the director’s continued service to us through such applicable vesting date. The vesting will accelerate as to 100% of the shares upon a change in control of the Company. The exercise price will be the closing price of our common stock as reported on Nasdaq on the date of grant.

In April 2025, each non-employee director was granted an option to purchase 18,000 shares of our common stock. Each of these options vest over three years in equal monthly installments from March 18, 2025 to March 18, 2028, subject to continuous service.

Securities Authorized for Issuance Under Our Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2024. As of December 31, 2024, we had three equity compensation programs, each of which was approved by our stockholders: our 2018 Stock Incentive Plan, or the 2018 Plan, the 2020 Plan and the ESPP. At the effective time of the Merger, we assumed the 2019 Plan and each outstanding Legacy Kalaris option granted under the 2019 Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and right (b)s	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders (1)	289,709	$359.09	726,419(2)
Equity compensation plans not approved by securityholders	—	$—	—

Total	289,709	$359.09	726,419(3)

(1)	These plans consist of the 2018 Plan, the 2020 Plan and the ESPP.
(2)

As of December 31, 2024, (i) 657,495 shares remained available for future issuance under the 2020 Plan and (ii) 68,924 shares remained available for future issuance under the ESPP. No shares remained available for future issuance under the 2018 Plan as of December 31, 2024. The 2020 Plan has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2020 Plan to be added on the first day of each fiscal year, starting with fiscal year 2021, in an amount equal to 5% of the number of shares of our common stock outstanding on the immediately preceding December 31 or such lesser amount determined by the board of directors or the compensation committee of the board of directors. The ESPP has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the ESPP to be added on the first day of each fiscal year, starting in fiscal year 2021, in an amount equal to the least of 1% of the total number of shares of our common stock outstanding on the immediately preceding December 31, 53,161 shares of our common stock, or such lesser amount determined by the board of directors or the compensation committee of the board of directors.

(3)

This amount excludes 252,032 shares of common stock that became issuable under the 2020 Plan on January 1, 2025, pursuant to the evergreen provisions of the 2020 Plan and 50,406 shares of common stock that became issuable under the ESPP on January 1, 2025, pursuant to the evergreen provisions of the ESPP. Additionally, in connection with the Merger, on March 12, 2025, our stockholder approved at a special meeting an additional 935,120 shares of common stock that are issuable under the 2020 Plan. Furthermore, at the effective time of the Merger on March 18, 2025, we assumed the 2019 Plan. As of March 18, 2025, there were options to purchase 1,144,690 shares of common stock outstanding under the 2019 Plan and 222,724 shares of common stock reserved for future issuance under the 2019 Plan.

CERTAIN RELATED-PERSON TRANSACTIONS

Other than the compensation arrangements for our named executive officers, which are described elsewhere in this proxy statement, below are transactions since January 1, 2023 in which we have participated or will be a participant and:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our voting securities, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

AlloVir Transactions

Amended and Restated Investors’ Rights Agreement

In May 2019, AlloVir entered into an amended and restated investors’ rights agreement with holders of AlloVir’s preferred stock, including some of AlloVir’s 5% stockholders and entities affiliated with AlloVir’s directors. The investor rights agreement provided these holders the right to demand that AlloVir file a registration statement or request that their shares be covered by a registration statement that AlloVir was otherwise filing. AlloVir’s amended and restated investors’ rights agreement was terminated in connection with the closing of the Merger.

Agreements and Transactions with 5% Stockholders and Their Affiliates

Shared Services Agreements with ElevateBio

AlloVir entered into a shared services agreement, dated as of March 20, 2020, or the Shared Services Agreement, with ElevateBio, a holder of more than 5% of the voting securities of AlloVir prior to the closing of the Merger, that provided for ongoing services to AlloVir in areas such as accounting operations, public relations, information technology, human resources and administration management, finance and risk management, marketing services, facilities, procurement and travel, and corporate development and strategy. AlloVir had a statement of work to receive manufacturing and project management consulting services from ElevateBio. During the years ended December 31, 2023 and 2022, AlloVir incurred an aggregate of $2.6 million and $3.5 million, respectively, of expenses related to services provided to AlloVir by ElevateBio and its affiliates. The Shared Services Agreement terminated effective May 1, 2024.

Development and Manufacturing Services Agreement with ElevateBio BaseCamp

AlloVir was party to a development and manufacturing services agreement, or the BaseCamp Agreement, with BaseCamp, pursuant to which BaseCamp provided AlloVir products and services that AlloVir used in its laboratory operations, including consulting services, project management services, quality control services and cGMP drug product manufacturing.

Basecamp is owned by ElevateBio, which was a holder of more than 5% of the voting securities of AlloVir prior to the closing of the Merger. The chief financial officer of ElevateBio served in a similar management role with AlloVir. In May 2021, Diana M. Brainard, M.D. succeeded David Hallal, ElevateBio’s chief executive officer, as Chief Executive Officer of AlloVir. Mr. Hallal served as Executive Chairman of the AlloVir board of directors. Vikas Sinha, who served as the Chief Executive Officer, President and Chief Financial Officer of AlloVir, serves as the chief financial officer of ElevateBio. In addition to Mr. Hallal and Mr. Sinha, Morana Jovan-Embiricos, who served as a director of the AlloVir board of directors, serves as a director of the board of directors of ElevateBio.

During the term of the BaseCamp Agreement, AlloVir and BaseCamp could have prepared work orders setting forth any products or services to be provided by BaseCamp. Such work orders included applicable specifications, deliverables, timelines, fees and payment schedule. Each work order must have been agreed to and signed by both AlloVir and BaseCamp, and neither party was obligated to enter into any work order during the term of the agreement. A work order could only be modified by the mutual agreement of both parties.

AlloVir and BaseCamp each retained sole rights to their respective existing intellectual property used in the provision of goods and services under the BaseCamp Agreement. To the extent that new technologies or discoveries were conceived during the course of the BaseCamp Agreement, such technologies or discoveries would be assigned to the party from whose intellectual property such technologies or discoveries were derived. Jointly-derived technologies or discoveries would be jointly owned by BaseCamp and AlloVir.

The initial term of the BaseCamp Agreement continued until the later of January 2024 and the date when all services under all work orders had been completed. All services under all work orders have been completed and the BaseCamp Agreement expired on January 1, 2024.

Services Agreement with Marker Therapeutics

AlloVir was party to a services agreement, or the Marker Agreement, with Marker Therapeutics, Inc., or Marker, pursuant to which Marker provided AlloVir with development services. Juan Vera, who served as a director and executive officer of AlloVir, is co-founder, director and chief executive officer of Marker. During the term of the Marker Agreement, AlloVir and Marker could have prepared work orders setting forth services to be provided by Marker. In June 2023, CellReady LLC acquired certain manufacturing assets previously owned by Marker, and inherited the service agreement that AlloVir previously maintained with Marker. During the year ended December 31, 2023, AlloVir incurred $0.5 million of expenses under the Marker Agreement.

Legacy Kalaris Transactions

The share and per share amounts included in this section relate to Legacy Kalaris prior to the closing of the Merger and do not give effect to the exchange of shares at the closing of the Merger based upon the agreed upon exchange ratio.

Issuances of Legacy Kalaris Securities

December 2021 Financing

In December 2021, Legacy Kalaris issued to Samsara LP a convertible promissory note, or the December 2021 Note, with an aggregate principal amount of up to $2,000,000, all of which was advanced to Legacy Kalaris on December 29, 2021. The December 2021 Note accrued interest on the principal amount at an interest rate of 2.0% per annum. In connection with Legacy Kalaris’ Series A preferred stock financing in March 2022, all outstanding principal and accrued interest under the December 2021 Note converted into an aggregate of 2,500,000 shares of Series A preferred stock, $0.00001 per share, of Legacy Kalaris, or the Legacy Kalaris Series A Preferred Stock, at a price per share equal to $0.80.

Samsara LP beneficially owned more than 5% of Legacy Kalaris’ outstanding capital stock. Srinivas Akkaraju and Michael Dybbs, or the Samsara Directors, were each a member of the Legacy Kalaris board of directors, and (i) Dr. Akkaraju is the Founder and managing member of Samsara BioCapital GP, LLC, or Samsara LLC, the managing General Partner of Samsara LP, and was deemed to beneficially own greater than 5% of the outstanding capital stock of Legacy Kalaris, and (ii) Dr. Dybbs is a Founder and limited partner of Samsara LP. Kourous Rezaei is also a limited partner of Samsara LP. Samsara LP held a greater than 5% beneficial ownership interest in Legacy Kalaris at the time of the December 2021 financing and each of the other financings described below. Following the closing of the Merger, Samsara LP beneficially owns more than 5% of our outstanding capital stock, and each of Dr. Akkaraju and Dr. Dybbs serve as members of our board of directors. See section entitled “Security Ownership Of Certain Beneficial Owners And Management” of this proxy statement/prospectus for additional information about shares held by Samsara LP.

Series A Preferred Stock Financing

In March 2022, May 2022, June 2022 and August 2022, Legacy Kalaris (i) issued and sold an aggregate of 8,500,000 shares of Legacy Kalaris Series A Preferred Stock at a purchase price of $1.00 per share, for aggregate gross proceeds of $8.5 million, and (ii) issued an aggregate of 16,694,245 shares of Legacy Kalaris Series A Preferred Stock upon the conversion of outstanding Legacy Kalaris convertible notes, including the December 2021 Note, with an aggregate value of approximately $13.4 million, including the outstanding aggregate principle amount and accrued interest, at a conversion price of $0.80 per share.

The following table sets forth the aggregate number of shares of Legacy Kalaris Series A Preferred Stock that were issued to Legacy Kalaris directors, executive officers and holders of more than 5% of Legacy Kalaris voting securities and their affiliates in the transaction and the aggregate amount of consideration for such shares:

Purchaser	Shares of Legacy Kalaris Series A Preferred Stock Issued Upon Conversion of Convertible Notes	Principal and Accrued Interest of Convertible Notes ($)	Shares of Legacy Kalaris Series A Preferred Stock Purchased for Cash	Total Cash Purchase Price ($)
Samsara BioCapital, L.P.(1)	16,694,245	$13,355,397.26	8,000,000	$8,000,000
S&S New Hampshire Trust(2)	—	—	500,000	$500,000

(1)

Samsara LP beneficially owned more than 5% of Legacy Kalaris’ outstanding capital stock. The Samsara Directors were each a member of the Legacy Kalaris board of directors, and (i) Dr. Akkaraju is the Founder and managing member of Samsara LLC, the managing General Partner of Samsara LP, and was deemed to beneficially own greater than 5% of the outstanding capital stock of Legacy Kalaris, and (ii) Dr. Dybbs is a Founder and limited partner of Samsara LP. Kourous Rezaei, Legacy Kalaris’ former President, is also a limited partner of Samsara LP.

(2)	Samir Patel may be deemed to beneficially own the shares held by the S&S New Hampshire Trust and was a member of the Legacy Kalaris board of directors.

December 2022 Financing

In December 2022, Legacy Kalaris issued to Samsara LP a convertible promissory note, or the December 2022 Note, with an aggregate principal amount of up to $6.5 million, of which $3.5 million was initially advanced to Legacy Kalaris on December 16, 2022, and the remaining $3.0 million was subsequently advanced to Legacy Kalaris on February 24, 2023. The December 2022 Note accrued interest on the initial advance and the subsequent advance commencing on the date of each such advance, at an interest rate of 8.0% per annum. In connection with Legacy Kalaris’ Series B preferred stock financing in October 2023, all outstanding principal and accrued interest under the December 2022 Note converted into an aggregate of 6,865,698 shares of Series B-1 preferred stock, $0.00001 par value per share, of Legacy Kalaris, or the Legacy Kalaris Series B-1 Preferred Stock, at a price per share equal to $1.00.

May 2023 Financing

In May 2023, Legacy Kalaris issued to Samsara LP a convertible promissory note, or the May 2023 Note, with an aggregate principal amount of up to $6.0 million, of which $3.0 million was initially advanced to Legacy Kalaris on May 15, 2023. The May 2023 Note accrued interest on the initial advance commencing on the date of such advance, at an interest rate of 8.0% per annum. In connection with Legacy Kalaris’ Series B preferred stock financing in October 2023, all outstanding principal and accrued interest under the May 2023 Note converted into an aggregate of 3,091,397 shares of Legacy Kalaris Series B-1 Preferred Stock at a price per share equal to $1.00.

SAFE Financing

In August 2023, Legacy Kalaris issued to Samsara LP a Simple Agreement for Future Equity with an aggregate principal amount of $1.5 million, or the SAFE. In connection with Legacy Kalaris’ Series B preferred stock financing in October 2023, the SAFE converted into an aggregate of 1,200,000 shares of Series B-2 preferred stock, $0.00001 par value per share, of Legacy Kalaris, or the Legacy Kalaris Series B-2 Preferred Stock, and together with Legacy Kalaris Series B-1 Preferred Stock, the Legacy Kalaris Series B Preferred Stock, at a price per share equal to $1.25.

Series B Preferred Stock Financing

In October 2023 and January 2024, Legacy Kalaris (i) issued 9,957,095 shares of Series B-1 Preferred Stock upon conversion of outstanding Legacy Kalaris convertible notes, including the December 2022 Note and the May 2023 Note, with an aggregate principal amount of approximately $9.5 million, at a conversion price of $1.00 per share, (ii) issued and sold 6,800,000 shares of Series B-2 Preferred Stock at a purchase price of $1.25 per share, for aggregate gross proceeds of $8.5 million, and (iii) issued 1,200,000 shares of Legacy Kalaris Series B-2 Preferred Stock upon conversion of the SAFE at a conversion price of $1.25 per share.

The following table sets forth the aggregate number of shares of Legacy Kalaris Series B-1 Preferred Stock and Legacy Kalaris Series B-2 Preferred Stock that were issued to Legacy Kalaris directors, executive officers and holders of more than 5% of Legacy Kalaris voting securities and their affiliates in the transaction and the aggregate amount of consideration for such shares:

Purchaser	Shares of Legacy Kalaris Series B-1 Preferred Stock Issued upon Conversion of Convertible Notes	Principal and Accrued Interest of Convertible Notes ($)	Shares of Legacy Kalaris Series B-2 Preferred Stock Purchased for Cash	Total Cash Purchase Price ($)	Shares of Legacy Kalaris Series B-2 Preferred Stock Issued upon Conversion of SAFE	Principal of SAFE Investment ($)
Samsara BioCapital, L.P.	9,957,095	$9,957,095	2,800,000	$3,500,000	1,200,000	$1,500,000
Thomas Elden 2021 Ajax Trust	—	—	720,000	$900,000	—	—

(1)

Samsara LP beneficially owned more than 5% of Legacy Kalaris’ outstanding capital stock. The Samsara Directors were each a member of the Legacy Kalaris board of directors, and (i) Dr. Akkaraju is the Founder and managing member of Samsara LLC, the managing General Partner of Samsara LP, and was deemed to beneficially own greater than 5% of the outstanding capital stock of Legacy Kalaris, and (ii) Dr. Dybbs is a Founder and limited partner of Samsara LP. Kourous Rezaei is also a limited partner of Samsara LP.

(2)

Dr. Patel serves as trustee of the Thomas Elden 2021 Ajax Trust, or the Ajax Trust, and was a member of the Legacy Kalaris board of directors and beneficially owned greater than 5% of the outstanding capital stock of Legacy Kalaris.

March 2024 Financing

In March 2024, Legacy Kalaris issued to Samsara LP a convertible promissory note, or the March 2024 Note, with an aggregate principal amount of $10.0 million, of which $5.0 million was initially advanced to Legacy

Kalaris on March 12, 2024 and the remaining $5.0 million was subsequently advanced to Legacy Kalaris on May 28, 2024. The March 2024 note accrued interest on the initial advance and the subsequent advance commencing on the date of each such advance, at an interest rate of 10.0% per annum. Unless earlier converted or repaid, all outstanding principal and accrued interest under the March 2024 Note would become due and payable upon demand by Samsara LP, at any time on or after March 12, 2025, or the March 2024 Maturity Date.

If Legacy Kalaris consummated a qualified financing (as defined in the March 2024 Note) on or before the March 2024 Maturity Date, all outstanding principal and accrued interest under the March 2024 Note would have, concurrently with the closing of such qualified financing, converted into shares of preferred stock of Legacy Kalaris issued in such qualified financing. The number of shares of preferred stock to be issued to Samsara LP, as holder of the March 2024 Note, would have been equal to the quotient of (i) such outstanding principal and accrued interest under the March 2024 Note divided by (ii) eighty percent of the price per share paid for each share of preferred stock purchased by the investors in the qualified financing (other than through the conversion of the March 2024 Note or any other convertible note). In addition, in the event of a change of control (as defined in the March 2024 Note) prior to the repayment or earlier conversion of the March 2024 Note, all outstanding principal and accrued interest under the March 2024 Note would have, immediately prior to such change of control and at the option of the holder, either (i) converted into shares of Series B-2 Preferred Stock at a price per share equal to 100% of the total aggregate consideration to be paid for each share of Legacy Kalaris’ capital stock on an as-converted to common stock basis as determined by the Legacy Kalaris board of directors in its sole discretion or (ii) become immediately due and payable immediately prior to the closing of such change of control at a rate of two times the outstanding principal and accrued interest under the March 2024 Note.

If neither a qualified financing nor a change of control had been consummated on or before the March 2024 maturity date, or at any time at the option of Samsara LP, Samsara LP could have elected to convert the outstanding principal and accrued interest under the March 2024 Note into shares of common stock of Legacy Kalaris at a price per share equal to the Series B-2 Conversion Price.

If Samsara LP did not elect to convert the outstanding principal and accrued interest under the March 2024 Note into shares of Legacy Kalaris common stock at a price per share equal to the Series B-2 Conversion Price prior to the effective time, then the March 2024 Note would remain outstanding.

In connection with the closing of the Merger, the outstanding principal and accrued interest under the March 2024 Note was converted into 1,757,951 shares of Legacy Kalaris common stock at a conversion rate of $6.20 per share (as adjusted to reflect the Reverse Stock Split).

October 2024 Financing

In October 2024, Legacy Kalaris entered into a Note Purchase Agreement with Samsara LP, or the Note Purchase Agreement, pursuant to which Legacy Kalaris could have issued notes in the aggregate principal amount of up to $25.0 million.

In October 2024, pursuant to the Note Purchase Agreement, Legacy Kalaris issued to Samsara LP a convertible promissory note, or the Samsara October 2024 Note, with an aggregate principal amount of $8,957,159. We refer to such October 2024 issuance of the October 2024 Note as the Initial First Tranche Closing.

In November 2024, pursuant to the Note Purchase Agreement, Legacy Kalaris issued additional notes with an aggregate principal amount of $1,042,841 to existing preferred stockholders of Legacy Kalaris, including (i) a convertible promissory note with an aggregate principal amount of $115,871 issued to Samsara LP, or the Samsara November 2024 Note, and (ii) a convertible promissory note with an aggregate principal amount of $166,855 issued to the Ajax Trust, or the Ajax Trust November 2024 Note, and collectively, with the Samsara October 2024 Note and the Samsara November 2024 Note, and the other notes issued to existing Legacy Kalaris stockholders in November 2024, the 2024 Bridge Notes. We refer to the November issuance of convertible notes as the Final First Tranche Closing, and together with the Initial First Tranche Closing, the Initial Permitted Bridge Financing.

In January 2025, Legacy Kalaris and the parties named therein amended the Note Purchase Agreement, or, as amended, the Amended Note Purchase Agreement. Pursuant to the Amended Note Purchase Agreement, each purchaser that purchased notes in the Initial Permitted Bridge Financing committed to purchase additional notes, upon written notice from Legacy Kalaris and subject to Samsara LP’s consent, in an aggregate principal amount set forth in the Amended Note Purchase Agreement, or the Subsequent Tranche Closings Amount (up to the maximum aggregate amount, to be purchased by all purchasers, of $15.0 million), which we refer to as the Additional Permitted Bridge Financing. Under the Merger Agreement, AlloVir received the right to participate in the Additional Permitted Bridge Financing.

Legacy Kalaris was eligible to receive additional proceeds under the Amended Note Purchase Agreement prior to the closing of the Merger to fund Legacy Kalaris’ operations prior to the closing to be provided by Legacy Kalaris’ stockholders at three subsequent closings upon Legacy Kalaris’ written notice to investors and subject to Samsara LP’s consent, each, a Subsequent Tranche Closing. If any purchaser failed to purchase the entire Subsequent Tranche Closings Amount required to be purchased at such Subsequent Tranche Closing, then, pursuant to the terms of the Note Purchase Agreement, (i) every ten shares of Legacy Kalaris Series B-2 Preferred Stock held by such defaulting purchaser would have automatically converted into one share of Legacy Kalaris common stock, (ii) such defaulting purchaser’s rights and status as a Major Investor (as defined in the Investors’ Rights Agreement (as defined below)) and/or pursuant to any side letter would have immediately terminated, (iii) such defaulting purchaser’s rights to designate a board observer would have terminated, and (iv) notwithstanding anything to the contrary in such defaulting purchaser’s existing notes, such existing notes would only have been convertible into shares of Legacy Kalaris common stock at a price per share equal to ten times the conversion price applicable to Legacy Kalaris’ senior most series of preferred stock as set forth in Legacy Kalaris’ certificate of incorporation.

In January 2025, pursuant to the Amended Note Purchase Agreement, Legacy Kalaris issued additional notes with an aggregate principal amount of $3,750,000 to existing Legacy Kalaris stockholders, including (i) a convertible promissory note with an aggregate principal amount of $31,285.50 issued to Samsara LP, or the Samsara January 2025 Note, and (ii) a convertible promissory note with an aggregate principal amount of $62,570.25 issued to the Ajax Trust, or the Ajax Trust January 2025 Note, collectively with the Samsara January 2025 Note and the other notes issued to existing Legacy Kalaris stockholders in January 2025, the January 2025 Bridge Notes, and together with the 2024 Bridge Notes, the Bridge Notes.

The Bridge Notes accrued interest on the initial advance commencing on the date of such advance, at an interest rate of 8.0% per annum. Unless earlier converted or repaid (as discussed below), all outstanding principal and accrued interest under the Bridge Notes would have become due and payable upon demand by the holders of a majority of the outstanding principal amount of indebtedness represented by all of the series of notes, or the Bridge Note Majority in Interest, at any time on or after May 31, 2025, or the Bridge Notes Maturity Date.

If Legacy Kalaris consummated a qualified financing (as defined in the Bridge Notes) on or before the Bridge Notes Maturity Date, all outstanding principal and accrued interest under each Bridge Note would have, concurrently with the closing of such qualified financing, converted into shares of preferred stock of Legacy Kalaris issued in such qualified financing. The number of shares of preferred stock to be issued to the holder of such Bridge Notes would have been equal to the quotient of (i) such outstanding principal and accrued interest under such Bridge Note divided by (ii) eighty percent of the price per share paid for each share of preferred stock purchased by the investors in the qualified financing (other than through the conversion of such Bridge Note or any other convertible note). In addition, in the event of a change of control (as defined in the Bridge Notes) prior to the repayment or earlier conversion of such Bridge Note, all outstanding principal and accrued interest under such Bridge Note would have, at the option of the Bridge Note Majority in Interest, other than with respect to conversion immediately prior to the consummation of the Acquisition, in which case only clause (i) would have applied to such conversion, either (i) converted into shares of Series B-2 Preferred Stock at a price per share equal to 100% of the total aggregate consideration to be paid for each share of Legacy Kalaris’ capital stock on an as-converted to common stock basis (including any earn-out amounts) as determined by the Legacy Kalaris board of directors in its sole discretion or (ii) become immediately due and payable immediately prior to the closing of such change of control, senior in preference to any payment in respect of any equity of Legacy Kalaris, at a rate of two times the outstanding principal and accrued interest under such Bridge Notes.

If neither a qualified financing nor a change of control had been consummated on or before the Bridge Notes Maturity Date, or at any time at the option of the Bridge Notes Majority in Interest, the Bridge Notes Majority in Interest could have elected to convert the outstanding principal and accrued interest under the Bridge Notes into shares of common stock of Legacy Kalaris at a price per share equal to the Series B-2 Conversion Price.

If the Bridge Notes Majority in Interest did not elect to convert the outstanding principal and accrued interest under the Bridge Notes into shares of Legacy Kalaris common stock at a price per share equal to the Series B-2 Conversion Price prior to the effective time, then each Bridge Note would have converted into shares of Series B-2 Preferred Stock at a price per share equal to 100% of the total aggregate consideration to be paid for each share of Legacy Kalaris’ capital stock on an as-converted to common stock basis (including any earn-out amounts) as determined by the Legacy Kalaris board of directors in its sole discretion.

In connection with the closing of the Merger, the outstanding principal and accrued interest under the 2024 Bridge Notes was converted into 1,660,888 shares of Legacy Kalaris common stock at a conversion price of $6.20 per share (as adjusted to reflect the Reverse Stock Split). Additionally, the outstanding principal and accrued interest under the January 2025 Bridge Notes was converted into 794,499 shares of Legacy Kalaris Series B-2 Preferred Stock at a price of $4.7851 per share, which then converted on a one-for-one basis into shares of Legacy Kalaris common stock, and subsequently into 160,165 shares of AlloVir common stock (as adjusted to reflect the Reverse Stock Split).

AlloVir Note

Also in January 2025, pursuant to the Amended Note Purchase Agreement, Legacy Kalaris issued a convertible promissory note in an aggregate principal amount of up to $7.5 million to AlloVir, or the AlloVir Note, under which AlloVir funded a principal amount of $3.75 million in January 2025. The AlloVir Note accrued interest on the initial advance commencing on the date of such advance, at an interest rate of 8.0% per annum. Unless earlier converted or repaid (as discussed below), all outstanding principal and accrued interest under the AlloVir Note would have become due and payable upon demand by AlloVir at any time on or after the date that was one hundred eight (180) days after the date on which the Merger Agreement was terminated in accordance with its terms. In the event of a termination of the Merger Agreement, Legacy Kalaris would have been obligated to repay the AlloVir Note upon demand by AlloVir on repayment terms that were to be mutually agreed by Legacy Kalaris and AlloVir (provided that such repayment would occur no sooner than 180 days following such termination). If the Merger Agreement was terminated in connection with the occurrence of any company triggering event (as defined in the Merger Agreement) or a superior offer (as defined in the Merger Agreement) under specified circumstances, AlloVir had the option, in its sole discretion, to elect repayment or to convert the amount outstanding (including accrued interest) under the AlloVir Note into shares of Legacy Kalaris common stock at a price per share equal to the company per share value (as defined in the Merger Agreement), rounded down to the nearest whole share.

Immediately prior to the closing of the Merger, the AlloVir Note was cancelled. In March 2025, Legacy Kalaris and other noteholders entered into an acknowledgement of conversion and termination agreement to cancel all unfunded tranches of the Subsequent Tranche Closings.

Consulting Agreement with Napoleone Ferrara

Since July 2021, Dr. Ferrara, who served as a member of the Legacy Kalaris board of directors and currently serves as a member of our board of directors, earns $50,000 per year pursuant to the terms of a consulting agreement he entered into with Legacy Kalaris on July 1, 2021 unrelated to his service as a member of the Legacy Kalaris board of directors. Under the consulting agreement, Dr. Ferrara provides an average of one to three hours per week of scientific, technical and medical advice to the Company to support the Company’s research and development activities. The consulting agreement with Dr. Ferrara, who serves as a member of our board of directors, remains in place following the closing of the Merger.

Other Agreements with Legacy Kalaris Stockholders

Investors’ Rights Agreement

In October 2023, Legacy Kalaris entered into an amended and restated investors’ rights agreement, or the Investors’ Rights Agreement, with certain holders of Legacy Kalaris common stock, Series A Preferred Stock and Series B Preferred Stock, including certain holders of 5% of Legacy Kalaris’ capital stock, including certain affiliates of Legacy Kalaris’ directors and their affiliates. The Investors’ Rights Agreement provided such holders with certain registration rights, including the right to demand that Legacy Kalaris file a registration statement or request that their shares be covered by a registration statement that Legacy Kalaris was otherwise filing. The Investors’ Rights Agreement also provided certain major investors with certain information rights and observer rights. The Investors’ Rights Agreement was terminated in connection with the closing of the Merger.

Voting Agreement

In October 2023, Legacy Kalaris entered into an amended and restated voting agreement, or the Voting Agreement, with certain holders of Legacy Kalaris common stock, Legay Kalaris Series A Preferred Stock and Legacy Kalaris Series B Preferred Stock, including certain holders of 5% of Legacy Kalaris’ capital stock, and including certain of Legacy Kalaris’ directors and their affiliates. Pursuant to the Voting Agreement, such holders party thereto agreed to vote their shares in favor of the election of certain directors and specified transactions approved by the requisite majority of shares of the voting capital stock held by such holders. The Voting Agreement was terminated in connection with the closing of the Merger.

Right of First Refusal and Co-Sale Agreement

In October 2023, Legacy Kalaris entered into an amended and restated right of first refusal and co-sale agreement, or the ROFR Agreement, with certain holders of Legacy Kalaris common stock, Legacy Kalaris Series A Preferred Stock and Legacy Kalaris Series B Preferred Stock, including certain holders of 5% of its capital stock, and including certain of Legacy Kalaris’ directors and their affiliates. Pursuant to the ROFR Agreement, Legacy Kalaris had a right of first refusal in respect of certain sales of securities by certain holders of its capital stock. To the extent Legacy Kalaris did not exercise such right in full, certain holders of its capital stock were granted certain rights of first refusal and co-sale in respect of such sales. The ROFR Agreement was terminated in connection with the closing of the Merger.

Services Provided by Samsara

Since Legacy Kalaris’ inception, Samsara LP has provided in-kind research and development and general and administrative services to Legacy Kalaris. From April 2022, Samsara LP also provided general and administrative services for cash consideration related to (1) accounting and controllership, (2) human resources and (3) executive assistance. In July 2023, Legacy Kalaris and Samsara entered into a Business Services Agreement, or the BSA, that governs the provision of such services. The BSA has a term of five years and may be terminated upon 15 days’ written notice by either party. The BSA remains in effect following the closing of the Merger.

Legacy Kalaris recognized $200,000 as general and administrative expenses and less than $100,000 as research and development expenses for each of the years ended December 31, 2024 and December 31, 2023, related to the services provided by Samsara under the BSA. We recognized $200,000 as general and administrative expenses for the three months ended March 31, 2025, related to the services provided by Samsara under the BSA.

Royalty Agreement

In July 2024, Legacy Kalaris entered into a royalty agreement, or the Royalty Agreement, with Samsara LP. Under the Royalty Agreement, Legacy Kalaris redeemed 50,000 shares of its common stock issued to Samsara LP under a founders restricted stock purchase agreement with Samsara LP in exchange for Legacy Kalaris’ agreement to pay Samsara LP a low single digit percentage tiered royalty on net sales, if any, of the Company’s products developed using the technology licensed under the license agreement with the Regents of the University of California, San Diego. Such royalties are payable on a product-by-product and country-by-country basis until the later of (i) ten years after the first commercial sale of such product in such country and (ii) the expiration of the last-to-expire issued claim of our patents for such product in such country. The Royalty Agreement remains in effect following the closing of the Merger.

Indemnification Agreements

Our restated certificate of incorporation provides that we may indemnify our directors to the maximum extent permitted by the Delaware General Corporation Law, or DGCL, and our amended and restated by-laws provide that we will indemnify our directors and officers and may indemnify our other employees and other agents to the maximum extent permitted by the DGCL. In addition, we have entered into and expect to continue to enter into agreements to indemnify our directors and executive officers.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or holders of more than 5% of our voting securities (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving such transactions, which we refer to as “related person transactions.” Wherever practicable, the review will occur prior to entry into the transaction. If advance review is not practicable, the audit committee will review the related person transaction at the audit committee’s next regularly scheduled meeting. In reviewing any related person transaction, the audit committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to us than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances, and the extent of the related person’s interest in the related person transaction. In connection with its review, we will provide the audit committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations in connection with such related person transaction.

If any related person transaction will be ongoing, the audit committee may establish guidelines for our management to follow in its ongoing dealings with the related person. The audit committee will review and assess, on at least an annual basis, such related person transaction and confirm that the ongoing dealings with such related person have been in compliance with the guidelines established by the audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of June 25, 2025 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our executive officers and directors as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

The percentage of shares beneficially owned is based on a total of 18,702,418 shares of our common stock outstanding as of June 25, 2025.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock that an individual has a right to acquire within 60 days after June 25, 2025 are considered outstanding and beneficially owned by the person holding such right for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner is c/o Kalaris Therapeutics, Inc., 628 Middlefield Rd., Palo Alto, California 94301.

Name of Beneficial Owners	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders
Samsara BioCapital, L.P.(1)	11,448,081	61.21%
Named Executive Officers and Directors
Andrew Oxtoby(2)	168,800	*
Brett Hagen(3)	1,915	*
Diana Brainard(4)	31,450	*
Edward Miller(5)	21,575	*
Jeffrey Nau	—	—
Kourous Rezai(6)	203,670	1.09%
Vikas Sinha(7)	774,118	4.14%
Anthony Adamis, M.D.(8)	33,620	*
Srinivas Akkaraju, M.D., Ph.D.(9)	11,450,581	61.22%
Michael Dybbs, Ph.D.(10)	2,500	*
Napoleone Ferrara, M.D.(11)	506,500	2.71%
David Hallal(12)	858,043	4.59%
Morana Jovan-Embiricos, Ph.D.(13)	1,159,152	6.20%
Leone Patterson(14)	2,000	*
All current executive officers and directors as a group (9 person)(15)	14,193,458	74.99%

*	Less than 1%.

(1)

Information is based on a Schedule 13D filed with the SEC on March 25, 2025. Consists of 11,448,081 shares of common stock held by Samsara LP. Samsara LLC is the general partner of Samsara LP and may be deemed to beneficially own the shares held by Samsara LP. Dr. Akkaraju has voting and investment power over the shares held by Samsara LLC and, accordingly, may be deemed to beneficially own the shares held by Samsara LP. Samsara LLC disclaims beneficial ownership in these shares except to the extent of its respective pecuniary interest therein. The principal business address of Samsara LP is 628 Middlefield Rd., Palo Alto, California 94301.

(2)	Consists of 168,800 shares of common stock underlying options exercisable within 60 days of June 25, 2025.
(3)	Consists of 1,915 shares of common stock held directly.
(4)

Consists of 31,450 shares of common stock held directly. Information is based on Ms. Brainard’s holdings as of immediately following the closing of the Merger on March 18, 2025. We do have any additional information as to Ms. Brainard’s holdings following March 18, 2025.

(5)

Consists of (i) 6,517 shares of common stock held directly and (ii) 15,058 shares of common stock held by The Miller Family 2019 Irrevocable Dynasty Trust. Information is based on Mr. Miller’s holdings as of immediately following the closing of the Merger on March 18, 2025. Immediately prior to and effective as of the effective time of the Merger, Mr. Miller resigned as AlloVir’s General Counsel and Secretary, and information with respect to his beneficial ownership is presented as of such date. We do not have any additional information as to Mr. Miller’s holdings following March 18, 2025. Mr. Miller is a trustee of the previously listed trust and may be deemed to beneficially own these securities.

(6)	Consists of 203,670 shares of common stock held by the Kourous Rezaei 2024 Irrevocable Trust.
(7)

Consists of (i) 49,129 shares of common stock held directly and (ii) 724,989 shares of common stock held by ElevateBio. Information is based on Mr. Sinha’s holdings as of immediately following the closing of the Merger on March 18, 2025. Immediately prior to and effective as of the effective time of the Merger, Mr. Sinha resigned as AlloVir’s Chief Executive Officer, President, Chief Financial Officer, principal executive officer, principal financial officer and as a director, and information with respect to his beneficial ownership is presented as of such date. We do not have any additional information as to Mr. Sinha’s holdings following March 18, 2025. Mr. Sinha is a director and the chief financial officer of ElevateBio. Mr. Sinha, David Hallal and Morana Jovan-Embiricos, Ph.D., members of the board of directors of ElevateBio, may be deemed to have shared voting and investment power over the shares of common stock held of record by ElevateBio. Such persons disclaim beneficial ownership of all shares of common stock held by ElevateBio except to the extent of any indirect pecuniary interests therein.

(8)	Consists of 33,620 shares of common stock underlying options exercisable within 60 days of June 25, 2025.
(9)	Consists of (i) 11,448,081 shares of common stock held by Samara LP described in note (1) above and (ii) 2,500 shares of common stock underlying options exercisable within 60 days of June 25, 2025.
(10)	Consists of 2,500 shares of common stock underlying options exercisable within 60 days of June 25, 2025.
(11)	Consists of (i) 504,000 shares of common stock held directly and (ii) 2,500 shares of common stock underlying options exercisable within 60 days of June 25, 2025.
(12)

Consists of (i) 93,202 shares of common stock held directly, (ii) 31,346 shares of common stock held by The Hallal Family Irrevocable Trust 2012, (iii) 6,006 shares of common stock held by Terrie A. Hallal Family Irrevocable Trust 2012, (iv) 724,989 shares of common stock held by ElevateBio and (v) 2,500 shares of common stock underlying options exercisable within 60 days of June 25, 2025. Mr. Hallal is a trustee of the previously listed trusts and may be deemed to beneficially own these securities. Mr. Hallal is the chairman and chief executive officer of ElevateBio. Mr. Hallal and Morana Jovan-Embiricos, Ph.D., members of the board of directors of ElevateBio, may be deemed to have shared voting and investment power over the shares of common stock held of record by ElevateBio. Such persons disclaim beneficial ownership of all shares of common stock held by ElevateBio except to the extent of any indirect pecuniary interests therein.

(13)

Consists of (i) 4,356 shares of common stock held by directly, (ii) 29,046 shares of common stock held by F2 TPO Investment, LLC, (iii) 89,560 shares of common stock held by F2 MG Ltd., (iv) 88,634 shares of common stock held by F2 MC, LLC, (v) 182,342 shares of common stock held by F2 Capital I 2020 LLC, (vi) 37,725 shares of common stock held by F2 Bioscience AV 2022 LLC, (vii) 724,989 shares of common stock held by ElevateBio and (viii) 2,500 shares of common stock underlying options exercisable within 60 days of June 25, 2025. Dr. Jovan-Embiricos is a director of ElevateBio. Dr. Jovan-Embiricos and David Hallal, members of the board of directors of ElevateBio, may be deemed to have shared voting and investment power over the shares of common stock held of record by ElevateBio. Such persons disclaim beneficial ownership of all shares of common stock held by ElevateBio except to the extent of any indirect pecuniary interests therein. The mailing address for F2-TPO Investment, LLC, F2 MC, LLC and F2 Capital I 2020 LLC is c/o Singer McKeon, Inc., 8 West 28th Street, Suite 1001, New York, NY 10018. The mailing address for F2 MG Ltd. is PO Box 3175, Road Town, Tortola, BVA, with correspondence address at c/o LJ Fiduciary, 8 Rue Saint-Leger, CH 1205, Geneva, Switzerland. Morana Jovan-Embiricos, Ph.D. is a member of the board and is the founding director of Globeways Holdings Limited, which is the appointed manager of each of F2 MG Ltd., F2-TPO Investments, LLC, F2 MC, LLC and F2 Capital I 2020 LLC and makes investment decisions on behalf of such entities with respect to shares of common stock held by such entities. Morana Jovan-Embiricos, Ph.D. expressly disclaims beneficial ownership of the securities held by F2 MG Ltd., F2-TPO Investments, LLC, F2 MC, LLC and F2 Capital I 2020 LLC.

(14)	Consists of 2,000 shares of common stock underlying options exercisable within 60 days of June 25, 2025.
(15)

Consists of (i) 13,968,306 shares of common stock held directly or indirectly by all current executive officers and directors as a group and (ii) 225,152 shares issuable pursuant to stock options exercisable within 60 days of June 25, 2025.

STOCKHOLDER PROPOSALS FOR OUR 2026 ANNUAL MEETING

Stockholder Proposals Included in Proxy Statement

In order to be considered for inclusion in our proxy statement and proxy card relating to our 2026 annual meeting of stockholders, stockholder proposals must be received by us no later than March 3, 2026, which is 120 days prior to the first anniversary of the mailing date of this proxy statement, unless the date of the 2026 annual meeting of stockholders is changed by more than 30 days from the anniversary of the Annual Meeting, in which case, the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

In addition, our amended and restated by-laws establish an advance notice procedure for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. The required notice must be delivered by the stockholder and received by our Secretary at our principal executive office and must otherwise meet the requirements set forth in our amended and restated by-laws. In general, we must receive other proposals of stockholders, including director nominations, intended to be presented at the 2026 annual meeting of stockholders but not included in the proxy statement by May 14, 2026, but not before April 14, 2026, which is not less than 90 days nor more than 120 days prior to the anniversary date of the Annual Meeting. However, if the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date, notice must be received not later than the close of business on the later of 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such annual meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2026 annual meeting of stockholders may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated by-laws which also specify requirements as to the form and content of a stockholder’s notice.

In addition to satisfying the advance notice provisions in our amended and restated by-laws, stockholders who intend to solicit proxies in support of director nominees other than our nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than June 13, 2026. If the date of the 2026 annual meeting of stockholders changes by more than 30 days from the anniversary of the Annual Meeting, such notice must instead be provided by the later of 60 days prior to the date of the 2026 annual meeting of stockholders or the 10th day following public announcement by us of the date of the 2026 annual meeting of stockholders.

Any proposals, notices or information about proposed director candidates should be sent to Kalaris Therapeutics, Inc., Attention: Secretary, 628 Middlefield Rd., Palo Alto, California 94301.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some brokers and other nominee record holders may be “householding” our proxy materials. This means a single notice and, if applicable, the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received. We will promptly deliver a separate copy of the notice and, if applicable, the proxy materials and our 2024 Annual Report, which consists of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, to you if you write or call us at Kalaris Therapeutics, Inc.,

628 Middlefield Rd., Palo Alto, California 94301, Attention: Secretary, email: ir@kalaristx.com, telephone: (650) 249-2727. If you would like to receive separate copies of our proxy materials and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

OTHER MATTERS

We do not know of any business that will be presented for consideration or action by the stockholders at the Annual Meeting other than that described in this proxy statement. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.

styleIPC Your vote P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Kalaris Therapeutics, Inc. Internet: www • .proxypush.com/KLRS Cast your vote online Annual Meeting of Stockholders • Have your Proxy Card ready • Follow the simple instructions to record your vote For Stockholders of record as of June 25, 2025 Phone: Tuesday, August 12, 2025 11:30 AM, Eastern Time 1-866-314-3599 This meeting will be held exclusively via the Internet- please visit • • Use any touch-tone telephone • Have your Proxy Card ready www.proxydocs.com/KLRS for more details. Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 11:59 PM, Eastern Time, August 11, 2025. Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/KLRS This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Andrew Oxtoby and Brett Hagen (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Kalaris Therapeutics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the board of directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Kalaris Therapeutics, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2. BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. The election of two Class II directors, each to serve for a three-year term expiring at the 2028 annual qualified meeting . of stockholders and until his respective successor has been duly elected and FOR WITHHOLD FOR Srinivas Akkaraju, M.D., Ph.D. FOR Andrew Oxtoby 2. The ratification of the selection of Deloitte & Touche LLP as our independent registered public FOR AGAINST ABSTAIN FOR accounting firm for the fiscal year ending December 31, 2025. Note: The transaction of any other business that may properly come before the 2025 annual meeting of stockholders or any adjournment or postponement thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/KLRS Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date